UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Family Dollar Stores, Inc.

(Name of Registrant as Specified In Its Charter)

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 15, 2009

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Family Dollar Stores, Inc. (the “Company”), to be held at 2:00 p.m., local time, on January 15, 2009, at the Company’s offices, 10401 Monroe Road, Matthews, North Carolina, 28105. The Annual Meeting is being held for the following purposes:

(1)	To elect as directors the ten nominees named in the attached Proxy Statement;

(2)

To ratify the action of the Company’s Audit Committee in appointing PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending August 29, 2009; and

(3)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on November 28, 2008, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s office, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

By Order of the Board of Directors

JANET G. KELLEY
Senior Vice President
General Counsel and Secretary

Matthews, North Carolina

December 12, 2008

FAMILY DOLLAR STORES, INC.

PROXY STATEMENT

FAMILY DOLLAR STORES, INC.

Post Office Box 1017

Charlotte, North Carolina 28201-1017

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Family Dollar Stores, Inc. (“Family Dollar,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our 2009 Annual Meeting of Stockholders (“Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. This Proxy Statement is sent to anyone who owns shares of our common stock (individually, a “stockholder”) on the Record Date. The Annual Meeting will be held at our headquarters, located at 10401 Monroe Road, Matthews, North Carolina, on January 15, 2009, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about December 12, 2008.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this Proxy Statement. Additionally, our management will present a report on our performance and respond to questions from stockholders. As of the date of this Proxy Statement, management is not aware of any other matters to be brought before the Annual Meeting.

What is a “proxy?”

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A proxy card is included with this Proxy Statement. When you sign the proxy card, you designate Howard R. Levine and R. James Kelly as your representatives at our Annual Meeting.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The Record Date for the Annual Meeting is November 28, 2008. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection as required by our Bylaws at our corporate offices, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date. These votes can be used for each matter to be voted upon.

What is a “stockholder of record?”

If your shares are registered in your name with our transfer agent, Mellon Investor Services, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a stockbroker or bank, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In this case, these proxy materials have been forwarded to you by your stockbroker or bank (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record.

What am I voting on?

You will be voting on:

1.	The election of the ten nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and

2.

The proposal to ratify the action of our Audit Committee in appointing PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending August 29, 2009 (Proposal No. 2).

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees and FOR the proposal to ratify selection of PricewaterhouseCoopers LLP as our independent registered public accountants. Unless you indicate otherwise on your proxy card, your proxies will be voted for the election of each of the nominees and in favor of the proposal to ratify selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

How can I vote my shares in person at the Annual Meeting?

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as your representative. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Stockholders can vote prior to the Annual Meeting using the following methods:

1.	By Touch-Tone Telephone—If you choose to vote by telephone, please call the toll free number printed on the enclosed proxy card and follow the recorded instructions.

2.	By Internet—If you choose to vote using the Internet, please follow the instructions on the enclosed proxy card.

3.	By Mail—If you choose to vote by mail, you must sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

To reduce costs, we ask that you vote by telephone or by Internet. If you choose to vote using these methods, please note that voting will close at 11:59 p.m. Eastern Time, on January 14, 2009.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it any time before it is exercised by (i) delivering written notice of revocation to our Corporate Secretary; (ii) timely delivering a valid, later-dated proxy or a later dated vote by telephone or on the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date, either in person or by proxy, must be present for a quorum at the Annual Meeting. On the Record Date, November 28, 2008, 139,912,398 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Subject to our Corporate Governance Guidelines, our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority.

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board of Directors (the “Board”) immediately following certification of the election results. The Nominating/Corporate Governance Committee will evaluate the best interests of Family Dollar and our stockholders and shall recommend to the Board the action to be taken with respect to the tendered resignation. This provision applies to uncontested elections only.

The approval of Proposal No. 2 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

What is a “broker non-vote”?

If your shares are held in “street name” by a broker, your broker is the holder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may, but is not required to, exercise discretionary voting power to vote your shares with respect to “routine” matters. A broker cannot vote your shares with respect to “non-routine” matters. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Both Proposal No. 1 and Proposal No. 2 are “routine” matters.

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority to vote on a particular matter or otherwise does not vote such shares, those shares will not be considered present and entitled to vote with respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

Who will count the votes?

An automated system administered by Broadridge Financial Solutions, Inc. will tabulate votes cast by proxy at the Annual Meeting. A representative of the Company will be appointed to act as the inspector of election and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in our fiscal 2009 second quarter Form 10-Q Report to be filed with the Securities and Exchange Commission (“SEC”).

Do you provide electronic access to the Family Dollar Proxy Statement and annual report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) for the year ended August 30, 2008 (“fiscal 2008”) by visiting www.familydollar.com and clicking the “Investors” tab. Once you are in the Investor Relations section of our website, click the “Financial Reports” link. The contents of our website are not, and shall not be, deemed a part of this Proxy Statement or our Annual Report on Form 10-K. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you received a householded mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to our Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: 704-849-7522. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Mellon Investor Services, LLC at: Mellon Investor Services, LLC, P.O. Box 358015, Pittsburgh, PA 15252, telephone: 800-851-9677.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees (who we refer to as “Associates”) may solicit proxies personally or by mail, telephone or other means of communication. Our Associates will not receive compensation for their soliciting efforts, if any are undertaken. In addition, brokerage firms, banks and other custodians, nominees and fiduciaries will send copies of these proxy materials to the beneficiaries of the stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, ten directors will be nominated for election to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and has been set at ten as of the Annual Meeting date. Votes cast pursuant to the enclosed proxy will be cast for the election of the ten nominees named below unless authority is withheld. All nominees, except for Pamela L. Davies, are currently members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

The Board of Directors met seven times during fiscal 2008. The non-employee directors met three times during the year in executive session without the presence of management directors or employees of the Company. Additionally, the non-employee independent directors (as defined by the rules of the New York Stock Exchange (“NYSE”)) met once. All directors attended at least 75% of the Board meetings and meetings held by Committees of which they were members. Pursuant to Corporate Governance Guidelines adopted by the Board, Board members are expected to attend Board meetings on a regular basis and to attend the Annual Meeting of stockholders. All of the current directors attended our last annual meeting.

The following information is furnished with respect to the ten nominees. The Board of Directors has determined that each of the nominees, other than Messrs. Levine and Mahoney, are independent directors within the meaning of the NYSE listing standards and the categorical independence standards adopted by the Board.

Mark R. Bernstein, age 78, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement, he was a partner in the law firm. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. He is the Chairman of the Nominating/Corporate Governance Committee.

Pamela L. Davies, age 51, is a nominee for election as a director at the 2009 Annual Meeting. Dr. Davies has not previously served on the Board of Directors. Dr. Davies has been the president of Queens University of Charlotte since July 2002. Dr. Davies was the Dean of the McColl School of Business, Queens University of Charlotte from June 2000 until March 2001 when she was appointed Chief Operating Officer of the University. From June 1997 to June 2000, she served as Professor of Management and Dean of the Bennett S. LeBow College of Business at Drexel University. From 1992 to 1997, Dr. Davies served as Chairman of the Department of Management at the University of Central Florida. Her professional specialization is in the field of strategic planning with a particular emphasis on competitive and marketing strategy. Dr. Davies is also a director of Charming Shoppes, Inc., C&D Technologies, Inc., and Sonoco Products Company.

Sharon Allred Decker, age 51, has served as a director since 1999. Mrs. Decker has been the Chief Executive Officer of The Tapestry Group, LLC, a faith based, non-profit consulting and communications firm since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women’s apparel. Mrs. Decker also is a director of Coca-Cola Bottling Co. Consolidated and SCANA Corporation. Mrs. Decker serves on the Compensation and the Nominating/Corporate Governance Committees.

Edward C. Dolby, age 63, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. Mr. Dolby is a member of the Audit and Compensation Committees.

Glenn A. Eisenberg, age 47, has served as a director since 2002. He is the Executive Vice President-Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From 1990 to 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where he held various positions, including President and Chief Operating Officer from December 1999 to May 2001. He is also a director of Alpha Natural Resources, Inc. Mr. Eisenberg is the Chairman of the Audit Committee, and the Board of Directors has determined that he is an “audit committee financial expert,” as defined by the applicable rules of the SEC.

Howard R. Levine, age 49, has served as a director since 1997 and is our Chairman of the Board and Chief Executive Officer. He was employed by Family Dollar in various capacities in the Merchandising Department from 1981-1987, including employment as Senior Vice President-Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies’ apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined Family Dollar in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996, Senior Vice President-Merchandising and Advertising in September 1996, President and Chief Operating Officer in April 1997, Chief Executive Officer (“CEO”) in August 1998, and Chairman of the Board in January 2003. Mr. Levine is the son of Leon Levine, the former Chairman of the Board and founder of Family Dollar, who retired in January 2003. Mr. Levine is the sole member of the Equity Award Committee.

George R. Mahoney, Jr., age 66, has served as a director since 1987. He was employed by Family Dollar as General Counsel in 1976 and served as the Executive Vice President, General Counsel and Secretary of Family Dollar from 1991 until his retirement in May 2005.

James G. Martin, age 72, has served as a director since 1996. He has been employed by McGuireWoods Consulting as a Senior Advisor since July 2008. He was employed by Carolinas HealthCare System from January 1993 through March 2008. He served as Governor of the State of North Carolina from 1985 to 1992 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. Dr. Martin is also a director of Palomar Medical Technologies, Inc. and the North Carolina Capital Management Trust and is a Trustee of the North Carolina Masonic Foundation. Dr. Martin serves on the Audit and Nominating/Corporate Governance Committees.

Harvey Morgan, age 66, was appointed to the Board in November 2007. Mr. Morgan has more than 35 years of investment banking experience with significant expertise in strategic advisory services, mergers and acquisitions, private placements and underwritings. He has been a Managing Director of the investment banking firm Bentley Associates, L.P. since 2004, and from 2001 to 2004, he was a Principal of Shattuck Hammond Partners. Mr. Morgan also serves on the Boards of Cybex International, Inc. and Cryolife, Inc.. Mr. Morgan serves on the Audit Committee, and the Board of Directors has determined that Mr. Morgan is an “audit committee financial expert,” as defined by applicable SEC rules.

Dale C. Pond, age 62, has served as a director since 2006. He retired in June 2005 as Senior Executive Vice President—Merchandising/Marketing after serving twelve years with Lowe’s Companies, Inc., a home improvement retailer. Prior to joining Lowe’s, he held a series of senior management positions at several retailers and home improvement companies including HQ/HomeQuarters Warehouse, Montgomery Ward and Payless Cashways. Mr. Pond also is a director of Bassett Furniture Industries Inc. and Scripps Networks Interactive, Inc. Mr. Pond serves as Chairman of the Compensation Committee.

See Note 7 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, for a description of litigation relating to certain of our directors and executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees.

DIRECTOR COMPENSATION

The Compensation Committee periodically reviews the Board’s compensation structure, which review includes a comparison of the compensation paid by the Company to its directors with the compensation paid by companies included in the peer group established pursuant to the Company’s performance share rights program, with particular emphasis on other “dollar” stores included in the peer group. For a discussion of this peer group, see “How does the Company select its peer group?” under the heading “Compensation Discussion and Analysis.” Based on this information and considering other factors such as Company performance, director recruitment and current director compensation, the Committee makes recommendations to the Board for adjustments, where appropriate, in director compensation. The current director compensation was established in August 2007, following such a review and advice from Hay Group, Inc., a compensation consultant to the Committee. Following a review of the directors’ compensation provided by management in January 2008, the Committee recommended no changes in the directors’ compensation. The Compensation Committee has determined that a mix of cash and equity compensation is appropriate for the directors, as further discussed below.

Our directors (other than Howard R. Levine, who is an employee of Family Dollar) are paid an annual retainer of $40,000 per fiscal year, payable quarterly in arrears with a pro-rata retainer paid to any director appointed to the Board after the annual meeting. The Chairman of each of the Nominating/Corporate Governance Committee and the Compensation Committee receive an additional annual retainer of $5,000, and the Chairman of the Audit Committee receives an additional annual retainer of $10,000, payable quarterly in arrears. Our Lead Director is paid an additional annual retainer of $10,000 per fiscal year, payable quarterly in arrears. Non-employee directors are paid $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended, except that a director will receive $500 for any meeting attended telephonically.

In addition to cash retainers and meeting fees, each non-employee director receives an annual grant of our common stock with a value of $30,000 made on the day of the Annual Meeting in accordance with the terms of the Family Dollar Stores, Inc. 2006 Incentive Plan Directors’ Share Awards Guidelines (the “Directors’ Share Awards Guidelines”), which were adopted pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan. Directors who are appointed to the Board after the Annual Meeting receive a pro-rata grant for their term of service. Each of the current non-employee directors received a grant of 1,753 shares of our common stock upon their re-election as directors in January 2008. Additionally, Mr. Morgan received a pro-rata grant of 266 shares of our common stock upon his initial appointment to the Board in November 2007. The Board of Directors believes that the payment of a portion of the directors’ fees in the form of an annual grant of shares of our common stock supports the alignment of the directors’ interests with the interests of our stockholders. Non-employee directors are required to maintain a level of equity interest in Family Dollar equal to at least one-half of the cumulative number of shares of our common stock awarded for their service as directors since August 2004. We encourage, but do not require, that directors maintain an equity interest in Family Dollar in excess of such minimum amounts.

We reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its committees and for travel and other expenses incurred in connection with their duties as directors.

The following table summarizes compensation we paid to non-employee directors in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark R. Bernstein	66,500	30,000	96,500
Sharon Allred Decker	55,500	30,000	85,500
Edward C. Dolby	61,000	30,000	91,000
Glenn A. Eisenberg	66,000	30,000	96,000
George R. Mahoney, Jr.	47,500	30,000	77,500
James G. Martin	58,373	30,000	88,373
Harvey Morgan	43,500	36,082	79,582
Dale C. Pond	59,626	30,000	89,626

(1)

The amounts shown in this column indicate the dollar amount of compensation cost we recognized in fiscal 2008 pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”) for stock awards granted in fiscal 2008. For each director, the grant date fair value of stock awards granted in fiscal 2008 computed in accordance with FAS 123R was identical to the total compensation cost recognized. For the total number of shares of common stock held by each non-employee director as of November 7, 2008, see “Ownership of the Company’s Securities” in this Proxy Statement.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

We require 75% of the Board members and all members of each of the Audit, Compensation and Nominating/Corporate Governance Committees to be independent, as defined by the NYSE listing standards. The Board has also adopted additional categorical standards of independence that are in our Corporate Governance Guidelines, which can be found on our website at www.familydollar.com. Under the Corporate Governance Guidelines, a director will not be considered independent if the director:

•	has been employed by Family Dollar, its subsidiaries or affiliates within the last four years;

•

has received, during the current year, or any of the three immediately preceding years, remuneration, directly or indirectly, other than de minimis remuneration (as defined below), as a result of service (other than as a director of a customer or supplier) as (i) an advisor, consultant, or legal counsel to Family Dollar or to a member of our senior management; or (ii) a significant customer or supplier of Family Dollar;

•	has any personal services contracts with Family Dollar, or any member of our senior management;

•	is an officer or employee of a not-for-profit entity that receives significant contributions from Family Dollar and serves any such entity in any capacity for which remuneration is received;

•	is employed by a public company at which an executive officer of Family Dollar serves on the compensation committee of the board of directors;

•

has any investment in any entity in which Family Dollar also has an investment, other than equity or debt investments that are available to the public in public or governmental entities, or investments in any other entity in which neither the director nor Family Dollar or any of its parents, subsidiaries, or affiliates own an interest of 5% or more or exercises managerial control;

•	has had any of the relationships described above with any affiliate of Family Dollar; or

•	is a member of the immediate family of any person who fails to satisfy these qualifications.

A director shall be deemed to have received remuneration (excluding remuneration as a director, such as remuneration provided to a Committee Chairman or Lead Director), directly or indirectly, if the Company, its subsidiaries or affiliates, has paid remuneration to any entity in which the director has a beneficial ownership interest of 5% percent equity or more, or to an entity by which the director is employed or self-employed other than as a director. De minimis remuneration is excluded from this rule. Remuneration is de minimis if such remuneration is (a) $60,000 or less in any fiscal year, or (b) if such remuneration is paid to an entity, if (i) it did not exceed the lesser of $1 million, or 5% of the gross revenues of the entity during the entity’s fiscal year; and (ii) it did not directly result in a material increase in the compensation received by the director from that entity.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Mark R. Bernstein, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, James G. Martin, Harvey Morgan and Dale C. Pond, who constitute all the members of the Board’s current standing committees (other than the Equity Award Committee), as well as director nominee Pamela L. Davies, are independent, as defined by the NYSE listing standards and the categorical independence standards described above, and that no material relationships exist between any of such independent directors, or director nominee, and Family Dollar other than by virtue of their being directors and stockholders.

In reaching its determination of independence, the Board reviewed each of the following transactions, relationships and arrangements. In each case, the Board determined that such transactions, relationships and arrangements did not impact any director’s independence.

•	Ms. Decker is a member of the Board of Directors of Coca-Cola Bottling Co. Consolidated, with which we conducted business in the ordinary course in fiscal 2008.

•

The Company advanced defense costs incurred by the directors in connection with certain derivative stockholder actions filed against them (with the exception of Harvey Morgan, who was not a member of the Board at the time the derivative stockholder actions were filed).

•

Dr. Martin joined McGuireWoods Consulting (“MW Consulting”), a wholly owned public affairs consulting subsidiary of the law firm McGuireWoods, LLP (“MW Law”) in June 2008. The Company has paid legal fees to MW Law not exceeding $1,000,000 or 5% of the gross revenues of MW Law in each of the past three fiscal years. The Company has not paid any fees to MW Consulting and does not currently anticipate retaining MW Consulting to provide any services. Dr. Martin has informed the Board that his compensation from MW Consulting will not be determined in any way by fees paid by the Company to MW Law.

Committees of the Board

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Compensation, Equity Award, and Nominating/Corporate Governance Committees. The Charters of the Audit, Compensation, Equity Award and Nominating/Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our officers, directors and Associates are available on our website at www.familydollar.com under the “Investors” tab. Once you have accessed the “Investors” section of our website, click on the “Corporate Governance” link. These documents also are available in print to stockholders upon request to our Corporate Secretary.

The principal functions of each of our standing Board Committees, the members of each Committee and the number of meetings held in fiscal 2008 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2008
Audit Eisenberg(1)(2) Dolby Martin Morgan(2)	• Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. • Review and make recommendations to the Board regarding the Company’s financial reports; • Discuss the Company’s major risks with management; and • Manage the Company’s relationship with the Company’s independent auditors.	8

Compensation Pond(1) Decker Dolby

•       Evaluate and recommend compensation for selected senior executive officers of Family Dollar and non-management directors;

•       Set the compensation of the CEO;

•       Administer our equity compensation plans;

•       Evaluate and review the structure of compensation and benefits for all Associates, including setting pre-tax earnings goals and approving the payment of bonuses under our incentive compensation plans; and

•       Establish and communicate to the Board and to management Family Dollar’s general compensation philosophy, as well as considerations for determining compensation for executive officers and directors.

		7

Equity Award Levine	• Select Associates below the level of vice president for participation in programs established by the Compensation Committee pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”); and • Approve the amount of grants or awards of equity or cash incentives to selected Associates below the level of vice president in accordance with the 2006 Plan programs and subject to such terms and limitations as established by the Compensation Committee, which shall include limits on the number of equity related rights that may be granted in any fiscal year by the Committee.	0	(3)

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2008
Nominating/ Corporate Governance Bernstein(1) Decker Martin

•       Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the annual meeting of stockholders;

•       Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;

•       Evaluate the performance of the Board and Committees and report findings to the Board;

•       Review and recommend to the Board plans for the succession of our CEO and other senior executive officers, as necessary;

•       Develop (with our management) director orientation programs;

•       Nominate for Board approval the Chairman and the Lead Director, if applicable, and make recommendations to the Board regarding their respective roles;

•       Review and make recommendations as provided in our Codes of Business Conduct;

•       Evaluate and make recommendations to the Board regarding stockholder proposals; and

•       Recommend to the Board and oversee the implementation of sound corporate governance principles and practices.

6

(1)	Chairman of the Committee.

(2)	Designated as an Audit Committee Financial Expert.

(3)	The Equity Award Committee acted by unanimous written consent 10 times in fiscal 2008.

Lead Director

The Board has determined that it is in the Company’s best interest to have the position of CEO and Chairman of the Board held by a single individual. However, the Company has established the position of Lead Director. Pursuant to the Company’s Corporate Governance Guidelines, the Lead Director presides over Board meetings in the absence of the Chairman and presides over regularly scheduled and other meetings of the non-management and independent board members. The Lead Director is also a contact for interested persons and consults with the Chairman regarding the agendas for Board and Committee meetings. Mr. Bernstein currently serves as the Lead Director.

Nominees for Election as Directors

The Nominating/Corporate Governance Committee considers nominees for election as directors proposed by our stockholders. As set out in our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating/Corporate Governance Committee has not established any specific minimum qualifications for potential nominees, and the Committee’s process for evaluating director nominees will not differ if the nominee is recommended by a stockholder.

To recommend a prospective nominee for the Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: Family Dollar Stores, Inc., Attention: Corporate Secretary, P.O. Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee which states that he or she consents to being named as a nominee and to serve as a director if elected and must otherwise comply with the provisions of our Bylaws regarding stockholder nominations, including the provisions of Article II, Section 9 of the Bylaws which establish certain requirements regarding the information required to be provided by the nominating stockholder and the timeliness of the notice of such nomination (which generally must be submitted not later than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting). These provisions of our Bylaws were adopted by the Board in August 2008 in order to clarify our requirements for advance notice of any director nominations and to ensure that complete information regarding the interest of a nominating stockholder is fully disclosed. For further information, see “Stockholder Proposals” in this Proxy Statement and our Bylaws which are available at www.familydollar.com under the “Investors” tab. The Nominating/Corporate Governance Committee extends invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director

On June 22, 2007, we entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) to resolve certain state and federal stockholder derivative actions relating to our stock option granting practices titled In Re: Family Dollar Stores, Inc. As part of the Settlement Agreement, we agreed, among other things, to cause two additional independent directors to be nominated for election to the Board by our 2009 Annual Meeting. We also agreed: (i) that a designee of the Nominating/Corporate Governance Committee would work with a major stockholder of the Company (not affiliated with any member of management) to identify potential director candidates acceptable to that stockholder, and (ii) that the Committee would engage a reputable director search firm to assist with the selection process. To this end, the Nominating/Corporate Governance Committee engaged the search firm Heidrick & Struggles to assist in identifying and evaluating independent candidates for the Board. The Board added Director Harvey Morgan, an independent director, in November 2007. Dr. James Martin submitted Dr. Pamela Davies’ name to Heidrick & Struggles for consideration. After completing an independent review of Dr. Davies’ qualifications, Heidrick & Struggles recommended to the Nominating/Corporate Governance Committee that Dr. Davies be considered as a director nominee. As required by the Settlement Agreement, Ms. Davies’ nomination was acceptable to a major stockholder of Family Dollar. Dr. Davies was recommended to the Board by the Nominating/Corporate Governance Committee, which approved her nomination and recommends that the stockholders vote “FOR” her election at the 2009 Annual Meeting.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the Lead Director or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017, or by sending an email addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2008, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2008 were Edward C. Dolby, Dr. James G. Martin (who was appointed to the Committee in June 2008), Harvey Morgan and Dale C. Pond (who served on the Committee until June 2008). The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Eisenberg and Mr. Morgan are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of Family Dollar for fiscal 2008 with our management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2008 Annual Report for filing with the SEC.

This report is submitted by Glenn A. Eisenberg, Chairman, Edward C. Dolby, James G. Martin and Harvey Morgan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section sets forth the compensation programs and elements of compensation for our named executive officers (“NEOs”). Specifically, this Compensation Discussion and Analysis describes the objectives and features of our executive compensation programs, explains how we design our executive compensation programs and the reasons for such design, and shows how we allocate executive compensation to ensure that executives’ interests are aligned with those of our stockholders. Pursuant to the SEC’s rules, our NEOs are:

•	Howard R. Levine – Chairman and Chief Executive Officer;

•	R. James Kelly – President and Chief Operating Officer;

•	Robert A. George – Executive Vice President and Chief Merchandising Officer;

•	Charles S. Gibson, Jr. – Executive Vice President-Supply Chain; and

•	Kenneth T. Smith – Senior Vice President and Chief Financial Officer.

Compensation for our NEOs and Executive Vice Presidents is reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee is also advised as to the compensation for all officers at the level of Senior Vice President. The Compensation Committee approves our various short-term and long-term compensation plans, as described below, which form the basis for all officer compensation packages.

Compensation Program Objectives and Components

What are the primary objectives of the Company’s executive compensation programs?

The primary objectives of our executive compensation programs are to:

•

Provide compensation packages that are competitive with those offered by our peers in the retail sector. By offering competitive compensation packages, we are better able to attract and retain talented executives who are capable of carrying out the objectives, goals and strategic initiatives established by the Board and executive management;

•

Make the interests of our executives consistent with those of stockholders by keeping a significant portion of NEO compensation “at risk” and linked to both the short-term and long-term financial success of Family Dollar; and

•	Provide a total compensation program that drives individual contributions to our business results through “pay-for-performance” compensation systems.

What elements of compensation does the Company provide to executives to meet the objectives of its compensation programs?

We provide the following forms of compensation to our NEOs:

•	Base salary;

•	Annual cash bonus;

•	Performance-based share awards;

•	Stock options;

•	Select perquisites;

•	Severance and change in control benefits;

•	401(k) savings and deferred compensation plans; and

•	Health, life and disability insurance programs.

Executive Compensation Program Design

What role do compensation consultants play in designing the Company’s compensation programs?

The goal of the Compensation Committee is to establish total NEO compensation that promotes the objectives discussed above, and in particular at a level which is competitive enough to enable us to attract and retain talented executives. To assist with this analysis, the Compensation Committee has engaged Hay Group, Inc. (“Hay Group”) to analyze the appropriate level of compensation for each NEO’s position, and to provide appropriate “benchmarking” data, which is further described below, based on Hay Group’s expertise regarding compensation matters in the retail industry. For each NEO position, Hay Group reviews necessary job knowledge and skills, scope of business function by budget, and our internal reporting structure. This information is used to determine each position’s job description. This job information is used in Hay Group’s analysis of retail compensation market data to ensure that each NEO’s position is compared to the appropriate benchmark data.

The Compensation Committee also has retained a second independent consultant, Steven Hall & Partners, to review compensation materials prepared by management and Hay Group, including the recommended compensation amounts and levels, and to further advise the Compensation Committee as to compensation matters, including executive compensation trends and best practices. Unlike Hay Group, Steven Hall & Partners does not provide other advice or services to our management and is hired by and takes direction solely from the Compensation Committee.

The Compensation Committee’s Charter grants it sole authority to select, retain and terminate compensation consultants.

What role does management play in designing the Company’s compensation programs?

The annual compensation review process for all corporate employees, including our NEOs, occurs at the end of each fiscal year. At that time, the Compensation Committee meets with the CEO and receives the CEO’s performance evaluation and recommendations on the appropriate compensation packages for each NEO and Executive Vice President of the Company, along with benchmarking data for each NEO, as further described below.

The Compensation Committee meets separately with Hay Group and then with Steven Hall & Partners to discuss the CEO’s compensation package. In addition, the Compensation Committee Chairman meets with our CEO to understand the CEO’s perception of his performance and compensation package. As part of the CEO compensation setting process, the Chairman reports back to the Compensation Committee on these meetings. Beginning with the establishment of fiscal 2009 compensation, the Compensation Committee also receives and considers the results of the performance evaluation of the CEO conducted by the Board prior to establishing the CEO’s annual compensation.

Management provides the Compensation Committee with materials describing compensation trends in the retail industry and general “best practices” in U.S. executive compensation and Compensation Committee members have access to other educational opportunities and materials. These information sources educate the Compensation Committee as to recent developments in the field of executive compensation and give the Committee the opportunity to review our pay practices against those of the U.S. marketplace. The Compensation Committee also considers “tally sheets” prepared by management when it designs NEO compensation packages. Tally sheets are described in more detail below.

What information is included in the “tally sheets” reviewed by the Compensation Committee?

Tally sheets describe the total dollar value of each NEO’s annual compensation for the past three years. The total dollar value includes salary, short and long-term incentive compensation (collectively “Total Direct Compensation”), and the costs incurred by Family Dollar to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also describe each NEO’s accumulated realized and unrealized stock option gains, any stock awards made under our performance share rights program, and the amounts our NEOs will receive if they leave Family Dollar under various circumstances (such as retirement or termination in connection with a change in control). The Committee’s annual review of tally sheets aids its oversight of our executive compensation program design by providing a more complete picture of the total compensation package and history of the NEO’s compensation.

How does the Company use benchmarking data to help establish NEO Compensation?

Because one of our primary compensation objectives is to provide compensation packages competitive to those of our peers in the retail sector, benchmarking data is vital to help us establish NEO compensation.

Hay Group compares the pay levels of our NEOs to positions of similar responsibility and job scope at U.S. companies contained in Hay Group’s All Retail Industry Database, which contains almost 100 U.S. retail companies, including most of our direct competitors, such as Dollar General, Fred’s, Dollar Tree and Wal-Mart (the “Hay Retail Industry Database”). The Hay Retail Industry Database is recognized as a leading compensation survey for the retail sector and provides a broad representation of the retail sector’s pay practices.

Once Hay Group identifies positions comparable to those of our NEOs at companies within the Hay Retail Industry Database, Hay Group then provides the Compensation Committee with information about the total compensation packages for those comparable positions at other retail companies, as well as benchmarking data for each component of executive compensation. Hay Group also analyzes the mix of pay, both between fixed and variable pay as well as between short-term and long-term incentives. The Committee determines base salary and target levels of annual short-term and long-term incentive awards after considering this benchmarking data.

The Total Direct Compensation offered to each NEO, as well as the components of Total Direct Compensation vary by NEO due to the job scope and complexity of our top roles versus other NEO roles. These differences in job responsibilities are reflected in the compensation survey data reviewed annually by the Committee.

How does the Committee determine the amounts of specific compensation elements?

We have not established a formula or pre-set methodology to allocate NEO compensation among the elements of Total Direct Compensation. However, the Compensation Committee generally has established the Total Direct Compensation level of each NEO near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database and has a goal of establishing base salaries at or near the 50th percentile. Historically, the percentage of base salary for Mr. Levine and for Mr. Kelly has been below this percentile goal, while the long-term equity portion of their compensation (which is performance-based) has met or exceeded the 50th percentile, but been below the 75th percentile, assuming the achievement of performance targets.

To determine the proper mix of compensation types, the Compensation Committee considers a number of subjective factors, including:

•

Current market practices. As mentioned, we compare both total compensation and each element of our executives’ compensation packages against a peer group of similar retail and non-retail companies, paying special attention to the compensation practices of our most direct competitors. We rely on our compensation consultants and our human resources managers to provide information about the compensation practices of our peers. We also look at our recent successes or failures in recruiting and retaining executives to help us establish compensation levels.

•

Personal Performance. We consider the recommendations of our CEO as to the other NEOs, including individual performance ratings, experience of the NEO, and the annual Board evaluation of the CEO’s performance, along with the CEO’s view on compensation matters, when making compensation decisions at the end of each fiscal year. The Compensation Committee has not established specific qualitative or quantitative guidelines, other than goals for overall Company performance pursuant to the incentive programs, to measure the personal performance of any NEO. However, the Compensation Committee does consider subjective personal performance criteria when establishing NEO compensation.

•

Balance. Our compensation program is intended to be balanced. We recognize the need to provide sufficient guaranteed short-term income to executives through base salary and benefits, but also the need to balance that income with at risk, performance-based short and longer-term financial rewards which promote achievement of our goals. Further, we believe that as an individual’s level of responsibility and ability to contribute to our financial success increases, that individual’s total compensation also should increase. Likewise, as an individual’s total compensation increases, we believe that the ratio of equity to non-equity compensation and performance-based compensation to total compensation also should increase.

•

Compensation best practices. We believe that compensation decisions should be reasonable, understandable, responsible and tied to the best interests of our stockholders. Therefore, we continuously monitor developments in executive compensation “best practices” to help us achieve these objectives.

Elements of Executive Compensation.

What are the elements of the Company’s executive compensation?

The compensation packages for our executives consist of a base salary and short and long-term incentive programs which are designed to ensure that a substantial portion of an executive’s compensation package provides “pay for performance.” As discussed below, the short-term incentive program provides for payment of an annual cash bonus if we achieve certain earnings goals, while the long-term incentive programs provide for the issuance of stock awards (Performance Share Rights and stock options, as further discussed below) which are earned or vested over multi-year periods and the value of which is dependent upon our performance, including our market stock price. These programs are implemented pursuant to the terms of the stockholder approved Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”).

How does the Company set base salaries for its NEOs?

We determine the base salary ranges for our NEOs primarily by reviewing compensation surveys. This information is most often provided by recruiters and the Compensation Committee’s consultants. Generally, we target our executives’ base salaries at the 50th percentile of companies in the Hay Retail Industry Database. The Compensation Committee believes that setting salaries lower than the median would prevent us from attracting and retaining top quality executive talent, while setting salaries at a higher level would over-compensate executives without requiring performance.

Once we determine the appropriate compensation ranges for our executives, we must determine the specific salary for each NEO. To determine individual salaries, we consider each individual’s experience, his or her tenure with Family Dollar, his or her pay in comparison to our other officers, competitive information provided by the Compensation Committee’s consultants, and the individual’s contribution to our objectives. We also consider our operating performance when setting all executive salaries.

Information with respect to the base salaries paid to our NEOs in fiscal 2008 is contained in the Summary Compensation Table on page 29. Information with respect to our NEOs’ fiscal 2009 compensation, including base salary levels, is set forth under the heading “NEO Compensation for Fiscal 2009” later in this discussion.

Analysis of fiscal 2008 NEO Base Salaries

We adjusted the base salaries paid to each NEO at the beginning of fiscal 2008 to reflect market conditions and our practice of establishing salaries near the 50th percentile for companies in the Hay Retail Industry Database. All salary adjustments also take into account the prior year’s individual performance of each executive.

Mr. Levine’s base salary was increased by 10% in fiscal 2008 in recognition of his performance and to keep his base salary within an acceptable range of the Committee’s 50th percentile target for base salary. This adjustment was also made to maintain the Committee’s desired balance between base salary and long-term equity compensation.

Mr. Kelly’s fiscal 2008 base salary increase of 8.3% provided Mr. Kelly with a competitive cash structure, and maintains our desired mix between cash and equity compensation. While Mr. Kelly’s total compensation is near the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database, his base salary has historically been below the 50th percentile. Mr. Kelly’s base salary was also increased for fiscal 2007 as a result of his promotion in August 2006 to the position of President and Chief Operating Officer.

Mr. George and Mr. Gibson received 4.0% and 5.0% increases from their fiscal 2007 base salaries, respectively. The increases were generally consistent with merit increase ranges offered to all of our executive and non-executive officers. The percentage increases to Mr. George’s and Mr. Gibson’s base salaries were smaller than those of Mr. Levine and Mr. Kelly because the base salaries offered to Mr. George and Mr. Gibson in fiscal 2007 approximated the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database.

As a result of his promotion to Senior Vice President and Chief Financial Officer in April 2007, Mr. Smith’s base salary was increased from $170,000 to $250,000. Mr. Smith did not receive an increase to his base salary at the beginning of fiscal 2008 because the prior increase to his base salary was substantial. Mr. Smith’s base salary approximates the 25th percentile of the Hay Retail Industry Database, as a reflection of Mr. Smith’s short tenure as Chief Financial Officer.

Why does the Company award an annual cash bonus to executives, and how does the Company determine the amount of the annual cash bonus?

Pursuant to the Guidelines for Annual Cash Bonus Awards established under the 2006 Plan (the “Cash Bonus Award Guidelines”), we provide short-term annual cash incentive awards (in the form of an annual cash bonus) to NEOs to drive our short-term performance goals for annual pre-tax net earnings. The short-term incentive performance goals are derived from our strategic planning process. We use the procedures described above under “Executive Compensation Program Design” to determine the appropriate bonus potential for each executive. We do not generally award discretionary bonuses.

For NEOs, potential target bonus payments currently range from 40% to 100% of their annual salary (the “Target Bonus”). Consistent with our pay-for-performance philosophy, we believe that exemplary Company performance should be rewarded. Therefore, senior executives who have the most opportunity for impact on our operating initiatives have a larger potential bonus than other participants in the program, so that their compensation is more closely tied to the achievement of our earnings goals. This provides our senior executives with powerful incentives to ensure we meet our performance goals.

Information with respect to the annual cash bonus actually paid to our NEOs for fiscal 2006, fiscal 2007 and fiscal 2008 performance can be found in the Summary Compensation Table on page 29.

For fiscal 2008, Target Bonus amounts under the Cash Bonus Award Guidelines approved by the Compensation Committee for the NEOs were as follows:

Name	Target Bonus Percentage
Howard R. Levine	100% of base salary
R. James Kelly	75% of base salary
Robert A. George	55% of base salary
Charles S. Gibson, Jr.	55% of base salary
Kenneth T. Smith	40% of base salary

Analysis of Fiscal 2008 Target Bonus Program

Consistent with our overall compensation philosophy, the Target Bonus percentage for all of our NEOs in fiscal 2008, with the exception of Mr. Smith, approximated the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. The Target Bonus percentage was increased for Mr. George and Mr. Gibson for fiscal 2008 to achieve this goal. The Target Bonus percentage for Mr. Smith was established at the same level as other officers holding the title of Senior Vice President. Although his Target Bonus percentage was below the 50th percentile, he was only recently promoted to Senior Vice President—Chief Financial Officer (in April 2007) and received a relatively large percentage increase in base salary in connection with such promotion.

Analysis of Establishment of Pre-Tax Earnings Goal

Target Bonus payments are considered to be an important part of our compensation structure. The Compensation Committee believes that establishing a target that requires both a level of performance consistent with our earnings goal and that can be reached in most years, aligns the interest of our NEOs with the interest of our stockholders. We consider the Company’s historical financial position, the economic environment, the financial performance of our competitors and management’s proposed fiscal financial plan when establishing these financial goals. These goals are meant to ensure that our officers’ total cash compensation is consistent with out peer companies if the Company’s financial performance is consistent with such peers. As reflected in the chart below, the Company’s actual pre-tax earnings of $362.2 million for fiscal 2008 were below the target goal, resulting in a payout of approximately 61% of the Target Bonus.

The following chart sets forth the Target Bonus achieved in relation to our pre-tax earnings goals over the last ten fiscal years:

(1)

Pursuant to the 2006 Plan, the Compensation Committee may determine that it is appropriate to adjust the calculation of net income under the Cash Bonus Award Guidelines to exclude unusual or non-recurring or other extraordinary items that may positively or negatively impact our net income.

(2)

The 2006 amounts shown above exclude the impact of a $45 million litigation charge and a $10.5 million charge related to stock option expenses. See Notes 8 and 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report for a description of these charges.

(3)

Excludes the impact of approximately $22 million in expenses and settlement costs related to our stockholder derivative litigation. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

(4)

Excludes approximately $420 thousand in expenses related to our stockholder derivative litigation and related matters. See Note 8 to the Consolidated Financial Statements in our fiscal 2007 Annual Report, Note 10 to the Consolidated Financial Statements in our fiscal 2006 Annual Report, and our Current Report on Form 8-K filed with the SEC on June 26, 2007, for a description of this litigation and the related settlement.

Why does the Company provide long-term incentive awards to executives, and how does the Company determine the amount of those awards?

We believe that a large portion of each NEO’s compensation should be both performance-based and in the form of equity awards. Our long-term incentive awards are designed to make the interests of management and executives consistent with those of our stockholders. We currently provide two types of long-term incentive compensation: stock options and performance share rights (“PSRs”). PSR awards give Associates the right to be issued shares of our common stock, if we perform at a certain level as compared to a selected peer group of companies (the “Performance Peer Group”) over the relevant performance period. These awards are made under the 2006 Plan.

We use the procedures described above under “Executive Compensation Program Design” to determine the appropriate total dollar value of long-term equity incentive compensation to award each NEO. We review this dollar value each year against the benchmarking data provided by Hay Group and may change it based on such benchmarking data, the NEO’s performance, market conditions, or each NEO’s mix of pay. Once we establish the appropriate dollar value of the long-term equity incentive compensation, it is divided equally between stock options and PSRs.

Option and PSR awards are denominated in shares. The number of shares awarded is determined by dividing the total dollar value of long-term incentive compensation that is awarded to an NEO by a dollar value derived from the grant date fair value of our stock options calculated in accordance with FAS 123R.

The dollar value of awards of options and PSRs made in fiscal 2008 is set forth in the Summary Compensation table on page 29.

Analysis of Long Term Incentive Compensation

With the exception of Mr. Smith, who received an increase in the dollar value of his long-term equity incentive compensation as a result of his promotion to Senior Vice President and Chief Financial Officer, we did not increase or decrease the dollar value of long-term incentive compensation offered to any NEO in fiscal 2008. The dollar value of each NEO’s long-term incentive compensation, except for Mr. Smith, is presently competitive with, or exceeds the 50th percentile for similar positions at retail companies in the Hay Retail Industry Database. Because we do not maintain a funded retirement or pension plan, our executive officers view long-term incentive awards as a vital component to their retirement planning. Therefore, we believe the dollar value of long-term equity awards provided to our NEOs is appropriate.

We believe that equally balancing long-term equity incentive compensation awards between stock options and PSRs results in long-term compensation that drives performance both in the stock market and against our peer group. This mix of stock options and PSRs also supports our ongoing management of shareholder dilution and reduces our historical dependence on stock options. Assigning a dollar value to these grants helps the executive officers understand the true value of their equity compensation and also helps us to manage our compensation costs for each executive officer.

Information with respect to the grant date fair value and the number of stock options issued to our NEOs in fiscal 2008 for performance in fiscal 2007 can be found in the 2008 Grants of Plan-Based Awards Table on page 31. Information with respect to each NEO’s fiscal 2009 compensation, including their long-term equity incentive compensation, is set forth under the heading “NEO Compensation for Fiscal 2009” later in this discussion.

What is the purpose of the PSR program?

We believe that the PSR program focuses our officers on financial performance factors that are critical to driving long-term value for our stockholders, while also recognizing that the potential to achieve such performance is, in part, subject to various macroeconomic and other factors that are beyond the control of our executive officers. We believe that measuring our performance against other retail companies provides a compensation for performance system that is both appropriately competitive and rewarding. The award of common stock under the PSR program rewards our officers if our performance relative to the peer group meets certain hurdles during periods where the stock options held by our officers may have a diminished value as a result of factors impacting the equity markets or the entire retail channel. For a complete description of the terms of our PSR program, see the description of the program following the “2008 Grants of Plan-Based Awards” table at pages 32 to 33.

How does the Company select its peer group for the PSR program?

The Compensation Committee reviews the Performance Peer Group annually, making adjustments as appropriate. Each year, management and the Compensation Committee’s consultants provide data on the Performance Peer Group companies to the Compensation Committee. This data includes financial data as well as publicly announced retail strategies for each company. Generally, members of the Performance Peer Group must:

•	be a publicly traded retailer based in the United States;

•	have a similar customer to Family Dollar;

•	have overlapping merchandise lines with Family Dollar; and/or

•	maintain a similar focus on real estate management.

For the three-year performance period of fiscal 2007 - 2009, our Performance Peer Group for the purpose of determining PSR awards includes the following companies: 99 Cents Only Stores, Big Lots, Casey’s General Stores, Cato, Collective Brands, CVS, Dollar General, Dollar Tree Stores, Fred’s, Kohl’s Department Stores, Longs Drug Stores, Office Depot, SuperValu, Target Corporation, TJX Companies, Inc., The Pantry, Inc., Walgreens and Wal-Mart Stores, Inc.

Based on the criteria set forth above, the Committee revised the Performance Peer Group for the fiscal 2008-2010 performance period. For fiscal 2008 - 2010, our Performance Peer Group includes: 99 Cent Only Stores, Advance Auto Parts, Big Lots, Casey’s General Stores, Cato, Collective Brands, CVS/Caremark Corp., Dollar Tree Stores, Duckwall-Alco, Fred’s, Kohl’s Department Stores, Longs Drug Stores, Rite Aid Corp., Ross Stores, SuperValu, Target Corporation, The Pantry, Inc., Walgreens and Wal-Mart Stores, Inc.

In August 2008, the Compensation Committee revised the Performance Peer Group in light of trends in the discount dollar marketplace and changes in strategy by other retailers. For fiscal 2009 - 2011, our Performance Peer Group includes the following companies: 99 Cent Only Stores, Advance Auto Parts, Big Lots, Casey’s General Stores, Cato, Collective Brands, Inc., Dollar Tree Stores, Duckwall-Alco, Fred’s, Kohl’s Department Stores, Rite Aid Corp., Ross Stores, SuperValu, Target Corporation, The Pantry, Inc., Walgreens and Wal-Mart Stores, Inc.

Why does the Company choose to make long-term equity incentive awards in the form of stock options?

Stock options are designed to reward NEOs and other eligible Associates for building long-term shareholder value, as represented by the price of our common stock. We award stock options because they provide value to our executive officers only if the price of our common stock appreciates between the grant date and the exercise date, and the executive remains employed with Family Dollar until the stock option vests (subject to certain retirement provisions, as further described below). Accordingly, stock option awards help us achieve the primary goals of our executive compensation program: they assist our retention efforts by encouraging our executive officers to remain employed with Family Dollar for the full term of the stock option, and they align the interests of our NEOs directly with the interests of our stockholders. For a description of the terms of our stock option program and awards, see the description of the program following the “2008 Grants of Plan-Based Awards” table at page 32.

When does the Company issue equity awards?

We have adopted a policy of making equity awards on pre-established dates to avoid any concern that grant dates have been selected based upon the release of material information about the Company. Annual equity awards for all eligible participants in our equity plans, including NEOs, are presented to the Compensation Committee for approval at a Compensation Committee meeting scheduled for the first Tuesday after our fiscal year-end earnings release. Equity awards are occasionally given to Associates throughout the year, if the Associate is hired or promoted into a new position. For newly hired or promoted officers at or above the level of

Vice President, equity awards are approved by the Compensation Committee at a meeting held on the first Tuesday following the Company’s quarterly earnings release, or on the second Tuesday of each month of the National Retail Federation Retail Sales and Reporting and Merchandising Calendar, if the Company has not issued a quarterly earnings release in the week prior to the issuance of the award. For newly hired or promoted officers below the level of Vice President, equity awards are approved by the Equity Award Committee on this same Tuesday. The exercise price for all stock options is determined by the closing price of our common stock on the date the option grant is approved. The grant date for all equity awards is the date the awards are approved by the Compensation Committee.

What perquisites does the Company offer to its executives?

NEOs (along with selected other senior executives) participate in a Medical Expense Reimbursement Plan and are offered executive disability insurance coverage paid by Family Dollar. Pursuant to his employment agreement, Mr. Levine also is entitled to non-exclusive personal use of the Company’s aircraft, subject to certain limits established by the Compensation Committee each year and is provided with personal umbrella liability insurance coverage. For the 2008 fiscal year, the Board limited Mr. Levine’s personal use of the Company’s aircraft to 70 hours, of which Mr. Levine used approximately 53 hours. Mr. Levine’s personal use of the Company’s aircraft is reviewed annually by the Committee and is considered by the Committee in setting Mr. Levine’s Total Direct Compensation each year.

We believe that the perquisites offered by Family Dollar are minimal in cost and necessary to attract and retain talented executives because many of our competitors offer similar benefits. With the exception of Mr. Levine’s use of the Company’s aircraft, we do not offer NEOs any perquisites other than those benefits generally available to all of our Associates, except as further described in Note 4 to the “Summary Compensation Table” in this Proxy Statement. Accordingly, we view these perquisites as reasonable and necessary to our compensation program.

Does the Company provide employment contracts to NEOs?

We currently have employment agreements with the Chairman of the Board and CEO, Howard R. Levine, and the President and Chief Operating Officer R. James Kelly. Under these employment agreements, these executive officers are entitled to certain compensation and benefits and agree to certain non-competition and other covenants. Presently, we do not have employment agreements with any executive officers other than Messrs. Levine and Kelly. We have severance agreements with other executive officers which contain non-compete and other covenants. For more information, see “Employment and Severance Agreements” in this Proxy Statement.

Why does the Company offer employment and severance benefits to its executives?

Employment and severance agreements with executives and the 2006 Plan require us to provide compensation or other benefits to NEOs when those individuals are terminated under certain circumstances or there is a change in control of the Company. For a description of the terms of these arrangements, See “Employment and Severance Agreements” and “Potential Payments Upon Termination Or Change Of Control” in this Proxy Statement.

In October 2008, the Compensation Committee approved certain severance terms and we entered into employment or severance agreements with certain of our officers, including the NEOs, which reflected these severance terms. The Compensation Committee, with the advice of its compensation consultants, Hay Group and Steven Hall & Partners, determined that revisions to our existing severance provisions were necessary for the following reasons. First, the Committee determined that the severance provisions contained in the previous employment agreements with our officers were not competitive and that the severance provisions triggered upon a change in control of the Company resulted in the risk that our officers may not maintain their employment with the Company in the event of a threatened change in control of the Company. We believe it is in our best interest to ensure that our executive officers will remain dedicated to Family Dollar even if there is a threat or occurrence of a change in control and to reduce any distractions to our executive officers that might be caused by the uncertainties and risks created by a pending or threatened change of control. Second, similarly-situated companies provide severance benefits to their executives, so that providing these severance and change in control benefits is necessary for us to remain competitive and to attract and retain talented executives. Finally, the Compensation Committee determined that it would be in our best interest to enter into severance agreements with our officers at the senior vice president level in consideration of such officers agreeing to be bound by certain non-compete, non-solicitation, non-disparagement and confidentiality provisions not previously applicable to them. We believe that such non-compete and other covenants are important tools in protecting the Company’s future growth and prospects.

The Compensation Committee intends to re-evaluate these agreements annually to ensure that these purposes are being achieved and that the payments under such agreements are appropriate.

What type of retirement benefits does the Company provide to its executives?

Incentive Plan Retirement Provisions

The Family Dollar Stores 1989 Non-Qualified Stock Option Plan (“the 1989 Plan”) and the 2006 Plan contain provisions that allow eligible retirees to continue to exercise stock options after the date of their retirement. Specifically, these provisions provide that stock options held by qualifying retirees at the time of their retirement shall continue to vest and be exercisable in accordance with the terms of each Plan. In order to take advantage of this benefit, an Associate must: (a) voluntarily terminate his or her employment, (b) at age sixty years or older, and (c) after a minimum of ten years of service to Family Dollar. Additionally, retirees must agree to abide by certain non-compete and non-solicitation provisions for a period of five years. The provision of the 1989 Plan which allows retired Associates to exercise stock options only applies to options that were (i) unvested as of January 20, 2005, or (ii) vested, but “underwater” as of that date.

Deferred Compensation Plan

The Family Dollar Compensation Deferral Plan (the “Deferred Compensation Plan”) allows certain Associates, including NEOs, to defer receipt of up to 50% of their salary and 75% of their bonus payments. We provide this benefit to attract and retain talented executives, as most of our competitors provide a similar benefit to their executive officers. For a description of the material terms of the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” in this Proxy Statement.

401(k) Plan

We offer a 401(k) savings plan for all eligible Associates. Our matching contribution is 50% of Associate contributions up to 3% of base salary or bonus pay, subject to plan and Internal Revenue Code limits.

Other Executive Officer Compensation Matters

Does the Company have stock ownership guidelines for its executives?

Yes, we have stock ownership guidelines for our executives. We believe our executive officers should hold a substantial equity interest in Family Dollar so that their interests are similar to those of our stockholders. The Board has established stock ownership guidelines for all officers who hold the position of Vice-President or above. Under the guidelines, those officers are required to achieve ownership of our common stock in an amount equal to a multiple of the officer’s annual base salary, as set forth below. Until an officer achieves those ownership goals, he or she is required to retain 25% of the net value (after the exercise price of any options and after applicable taxes) of any equity award in Family Dollar stock.

Position	Stock Ownership Guidelines Multiple
Chief Executive Officer	5x annual base salary
Executive Vice Presidents, Chief Financial Officer, Chief Operating Officer or President	3x annual base salary
Senior Vice Presidents	2x annual base salary
Vice Presidents	1x annual base salary

Does the Company have policies regarding transactions by officers in the Company’s stock?

Yes, the Company has established “insider trading” guidelines that require that our directors, NEOs and certain other officers obtain pre-clearance from our General Counsel for any stock transaction. The Company also publishes information on appropriate time periods for stock transactions and prohibits short sales of the Company’s common stock or, without prior consent, engaging in any trading in puts, calls or other options on our common stock.

Does the Company consider the tax consequences of executive compensation when designing compensation packages?

Deductibility. Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation in excess of $1 million paid to the CEO or any of the three other highest paid executive officers in any taxable year if that income is not “performance-based,” as defined in Section 162(m). Our stockholders have approved the 1989 Plan and the 2006 Plan for the purpose of preserving the future deductibility of all compensation paid under these plans. We fully consider Section 162(m) when determining executive compensation packages, and we believe that all applicable executive officer compensation paid in fiscal 2008 met the deductibility requirements of Section 162(m).

FAS 123(R). We began accounting for share-based payments including stock options and PSRs pursuant to FAS 123(R) on August 28, 2005.

Internal Revenue Code Section 409A (“Section 409A”). All awards issued under the 2006 Plan are intended to comply with Section 409A.

How does the Company establish compensation for other executive officers who are not NEOs?

Our CEO, with the assistance of other executive officers, reviews compensation materials to determine the compensation packages of the Senior Vice Presidents who are not NEOs. These materials are similar to those reviewed by management and the Compensation Committee when setting compensation for the NEOs. The CEO reviews proposed compensation packages with the Compensation Committee and obtains approval for all equity grants made to officers at the level of Vice President or above.

Based on all information available to us, we believe the total compensation packages offered to all our executive officers are reasonable, competitive and designed to achieve our compensation goals.

Does the Company have a “clawback” policy?

In the event we restate our financial results within twelve months of the payment of a Target Bonus due to material non-compliance by Family Dollar with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the independent members of the Board under our Corporate Governance Guidelines), our executive officers are required to reimburse Family Dollar the difference between (x) the amount of the bonus actually awarded to the executive officer and (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

NEO Compensation for Fiscal 2009

As reported on our Form 8-K Report filed with the SEC on October 14, 2008, the Compensation Committee approved fiscal 2009 compensation packages for our NEOs at its meeting on October 7, 2008, as follows:

Name	Fiscal 2009 Base Salary	% Increase from FY 2008 Base Salary	Target Bonus Award Percentage of base salary	Stock Options	Target PSR Grant (3 year Performance Period)
Howard R. Levine	$950,000	7.95%	100%	227,570	57,287
R. James Kelly	$675,000	3.85%	75%	166,975	42,033
Robert A. George	$405,000	3.97%	55%	37,065	9,331
Charles S. Gibson, Jr.	$370,000	3.64%	55%	36,700	9,238
Kenneth T. Smith	$275,000	10%	40%	18,350	4,619

In considering the establishment of compensation packages for the 2009 fiscal year for the NEOs, the Compensation Committee followed the process described above under “Executive Compensation Program Design” and “Elements of Executive Compensation.” The Compensation Committee was also advised of the Board’s review of the performance of the CEO prior to establishing his compensation. This is the first year that the Board has engaged in a formal CEO evaluation process. As stated above, the Compensation Committee generally attempts to establish the Total Direct Compensation and the elements of such compensation at the 50th percentile for companies in the Hay Retail Industry Database.

Increases in base salary for the NEOs were only slightly higher that those provided to other employees with the exception of the increase in Messrs. Levine’s and Smith’s base salary. Mr. Levine’s salary was increased by a greater percentage as the Committee desires to move his base salary closer to the 50th percentile discussed above and to maintain the Committee’s desired balance between base salary and long-term equity compensation. Mr. Smith’s salary increase reflects his continuing development in the position of CFO which he has held since April 2007 and the fact that his base salary is below the median level for the Hay Retail Industry Database.

The Target Bonus amounts set forth above for fiscal 2009 and the dollar value of long-term incentive compensation awarded to each NEO were maintained at the same level as the previous year; the dollar value of long-term incentive compensation is divided equally among PSRs and stock options. For a further discussion of the Company’s philosophy and process for establishing the Target Bonus and long-term incentive compensation levels, see the discussion of these matters set forth on pages 19 to 23 of the prior discussion under “Compensation Discussion and Analysis.”

Summary

The CEO, the Company’s Human Resources department and the Compensation Committee, with advice from its consultants, have reviewed all components of each NEO’s and other executive officer’s compensation, including base salary, Target Bonus and long-term equity incentive compensation. Based on this review, we determined that the compensation packages awarded to our NEOs are consistent with our above stated goals to provide compensation that is competitive with that offered by our peers in the retail sector, to drive the Company’s financial performance and the performances of each NEO and executive officer and align the interests of our executive officers with those of our stockholders. Accordingly, we believe that our compensation programs are reasonable, competitive and not excessive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this Proxy Statement and incorporated by reference into the Company’s 2008 Annual Report on Form 10-K.

This report is submitted by Sharon Allred Decker, Edward C. Dolby and Dale C. Pond as the members of the Compensation Committee.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during fiscal 2006, 2007 and 2008 by the NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation(1)		All Other Compensation ($)(4)		Total ($)
Howard R. Levine	2008	878,462	—		1,287,869	1,096,714		533,170	(5)	145,527	(6)	3,941,742
Chairman of the Board and	2007	825,280	—		1,261,286	857,781		859,116	(7)	97,448	(6)	3,900,911
Chief Executive Officer	2006	728,585	—		499,842	874,617		857,537	(8)	99,360	(6)	3,117,263
(Principal Executive Officer)

R. James Kelly	2008	649,038	—		908,455	1,034,513	(9)	295,524	(5)	20,115		2,907,645
President and Chief	2007	620,446	—		881,786	1,322,481	(9)	484,568	(7)	20,107		3,329,388
Operating Officer (Former Principal Financial Officer)	2006	465,774	—		319,899	659,228		408,950	(8)	20,725		1,874,576

Robert A. George	2008	389,712	—		243,563	231,806		133,962	(5)	17,971		1,017,014
Executive Vice President-	2007	387,792	—		250,363	189,045		207,857	(7)	16,136		1,151,193
Chief Merchandising Officer	2006	353,711	50,000	(10)	116,637	143,327		214,343	(8)	41,222	(11)	919,240

Charles S. Gibson, Jr.	2008	356,673	—		228,146	233,198		122,579	(5)	17,029		957,625
Executive Vice President-	2007	350,782	—		231,663	200,435		188,019	(7)	15,522		986,421
Supply Chain	2006	308,901	—		99,968	243,574		193,840	(8)	15,475		861,758

Kenneth T. Smith(12)	2008	250,000	—		89,250	58,964		60,751	(5)	14,604		473,569
Senior Vice President-	2007	205,047	—		51,843	34,935		78,278	(7)	12,986		383,089
Chief Financial Officer
(Principal Financial Officer)

(1)	Includes amounts deferred by certain of the NEOs pursuant to the Deferred Compensation Plan.

(2)

The amounts shown in this column indicate the dollar amount of compensation cost we recognized in fiscal 2006, 2007 and 2008 pursuant to FAS 123R for PSRs. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in each of our fiscal 2006, 2007 and 2008 Annual Reports for a discussion of the relevant assumptions made in these valuations. For a description of the PSR awards granted to our NEOs, see the discussion under “Grants of Plan-Based Awards” in this Proxy Statement.

(3)

The amounts shown in this column indicate the dollar amount of compensation cost we recognized in fiscal 2006, 2007 and 2008 pursuant to FAS 123R for stock option awards. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in each of our fiscal 2006, 2007 and 2008 Annual Reports for a discussion of the relevant assumptions made in these valuations. For a description of the stock option awards granted to our NEOs, see the discussion under “Grants of Plan-Based Awards” in this Proxy Statement.

(4)

All Other Compensation for fiscal 2008 includes insurance premiums paid for each NEO in the following amounts: (i) $36 for short term disability insurance coverage for each NEO, (ii) $6,205 for our Medical Expense Reimbursement Program, and (iii) $6,194 for personal umbrella liability insurance coverage for Mr. Levine. For each NEO, this column also includes our contributions to the 401(k) plan, premiums for term life insurance (including accidental death and dismemberment coverage), executive disability insurance coverage and long term disability insurance coverage for each NEO, as follows:

Name	401(k) ($)	Term Life Insurance ($)	Executive Disability ($)	Long Term Disability ($)
Howard R. Levine	3,450	1,600	4,589	3,010
R. James Kelly	3,450	1,600	5,814	3,010
Robert A. George	3,470	1,243	4,057	3,010
Charles S. Gibson, Jr.	3,487	1,136	2,722	3,010
Kenneth T. Smith	3,766	800	1,289	2,508

All such amounts were determined by reference to the cash costs we paid for the item.

(5)

Represents amounts earned under the Cash Bonus Awards Guidelines for performance in fiscal 2008 but paid in fiscal 2009. Our fiscal 2008 pre-tax earnings fell short of our target goal by approximately 12%, resulting in a payment of approximately 61% of the Target Bonus amount.

(6)

Includes the incremental cost to the Company of Mr. Levine’s personal use of Family Dollar aircraft which amounted to $120,443 in fiscal 2008, $71,815 in fiscal 2007 and $73,433 in fiscal 2006. We determine the incremental cost of Mr. Levine’s personal use of the Company’s aircraft by multiplying the total of Mr. Levine’s personal flight hours in a fiscal year (including “dead head” hours), by the per hour incremental cost of all Family Dollar aircraft for the same fiscal year. The incremental aircraft cost per hour is determined by adding the cost of fuel, repairs, supplies, crew travel and meals, landing and trip-related hangar and parking costs, and then dividing that figure by the total annual flight hours for all Family Dollar aircraft.

(7)

Represents amounts earned under the Cash Bonus Awards Guidelines in fiscal 2007 but paid in fiscal 2008. In fiscal 2007, we exceeded our target pre-tax earnings goal by approximately 2% (excluding the impact of $22 million in expenses and settlement costs related to certain stockholder derivative actions).

(8)

Represents amounts earned under our Incentive Profit Sharing Plan in fiscal 2006 but paid in fiscal 2007. The Incentive Profit Sharing Plan was replaced by the Cash Bonus Awards Guidelines in October 2006.

(9)

Pursuant to FAS 123R, the compensation expense we recognized in fiscal 2007 and fiscal 2008 with respect to Mr. Kelly includes expense related to unvested stock options which Mr. Kelly would have the right to exercise after termination with Family Dollar due to retirement pursuant to the terms of the 1989 and 2006 Plans.

(10)	Represents a signing bonus paid in connection with Mr. George’s employment.

(11)	Includes $25,078 in customary relocation expenses for which Mr. George was reimbursed in fiscal 2006.

(12)

Mr. Smith was promoted to the position of Senior Vice President and Chief Financial Officer in April 2007. Pursuant to SEC guidance, we have not included information regarding Mr. Smith’s compensation for fiscal 2006.

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to our NEOs during fiscal 2008.

	Plan	Grant Date(4)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard R. Levine	(1)	10/9/2007	440,000	880,000	1,760,000
	(2)	10/9/2007				12,882	51,527	103,054			1,407,202
	(3)	10/9/2007							165,367	27.31	1,154,262

R. James Kelly	(1)	10/9/2007	243,750	487,500	974,000
	(2)	10/9/2007				9,452	37,807	75,614			1,032,509
	(3)	10/9/2007							121,334	27.31	846,911

Robert A. George	(1)	10/9/2007	104,130	214,500	459,030
	(2)	10/9/2007				2,099	8,393	16,786			229,213
	(3)	10/9/2007							26,934	27.31	187,999

Charles S. Gibson, Jr.	(1)	10/9/2007	95,319	196,350	420,189
	(2)	10/9/2007				2,078	8,310	16,620			226,946
	(3)	10/9/2007							26,667	27.31	186,136

Kenneth T. Smith	(1)	10/9/2007	47,000	100,000	228,000
	(2)	10/9/2007				1,039	4,155	8,310			113,473
	(3)	10/9/2007							13,334	27.31	93,071

(1)

Represents threshold, target and maximum payout levels based on Company performance pursuant to the awards granted under the Cash Bonus Awards Guidelines; excludes the potential for immaterial adjustments due to personal performance ratings for Mr. Smith. The actual amount earned by each NEO in 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding the Cash Bonus Awards Guidelines, see the discussion in “Compensation Discussion and Analysis” in this Proxy Statement.

(2)

Represents threshold, target and maximum payout levels pursuant to three-year PSR awards for the fiscal 2008 – 2010 performance period. These awards were granted in fiscal 2008 for performance in fiscal 2007.

(3)	Represents stock option awards granted pursuant to the 2006 Plan in fiscal 2008 for performance in fiscal 2007.

(4)	In each case, the grant date is the same as the Compensation Committee approval date.

(5)

The amounts shown in this column indicate the grant date fair value of stock (PSRs) and option awards computed in accordance with FAS 123R. See Note 9 to the Consolidated Financial Statements included in our 2008 Annual Report for a discussion of the relevant assumptions made in these valuations.

Description of Plan-Based Awards

All plan-based awards granted in fiscal 2008 and reported in the Grants of Plan-Based Awards table were granted under and subject to the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee of the Board or, at the discretion of the Board, the 2006 Plan may from time to time be administered by the Board. The Compensation Committee has, with certain limitations, the exclusive power to, among other things, establish the design of awards; determine performance measures; grant awards; designate participants; determine the type or types of awards to be granted to each participant; and to set the terms and conditions of any award granted under the 2006 Plan. To the extent permitted by applicable law, the Compensation Committee may delegate its authority to any individual or committee of individuals.

Cash Bonus Awards. Under the Cash Bonus Award Guidelines, NEOs are eligible to receive an annual cash bonus equal to a percentage of their base salary. The amount of the Target Bonus is determined by our achievement of pre-tax earnings goals, as established by the Compensation Committee. The Cash Bonus Award Guidelines are designed so that bonuses are increased if we exceed our earnings goals, and decreased if we miss our earnings goals.

As illustrated in the following chart, beginning with fiscal 2008, the potential bonus is increased by 3.33% for each 1% by which the goal is exceeded, up to a maximum of 50% additional bonus if we exceed our earnings goals by 15%. Thereafter, the bonus will increase by 5% for each 1% by which the goal is exceeded. Conversely, if we do not meet our pre-tax earnings goals, the potential bonus is decreased by 3.33% for each 1% by which the goal is missed, with no bonuses paid at all if pre-tax earnings are below 85% of the stated goal. Additionally, the Cash Bonus Awards Guidelines establish a cap of 7% of our net profits on the total cash bonus paid in any year.

Target Bonus
Company Pre-Tax Earnings Performance (as % of Goal)	Bonus Award (as % of Target Bonus opportunity)
125%	200%
115%	150%
100%	100%
85%	50%
<85%	0%

Mr. Smith’s individual performance rating may increase or decrease his potential bonus; all other NEOs are paid a Target Bonus based solely on the Company’s performance.

Stock Options. All stock options awards made in fiscal 2008 were made under our 2006 Non-Qualified Stock Option Grant Program, which was adopted pursuant to the 2006 Plan. All stock option awards have the following terms:

•	The exercise price for each option is the closing price of Family Dollar stock on the date the option grant is approved.

•	Options have a term of five years, and no portion of the option award can be exercised for at least two years from the date of the grant.

•

Options become exercisable in cumulative installments of 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years. This vesting schedule encourages executives to remain employed by the Company and helps to ensure an appropriate link to stockholder total return.

•	Grants do not include reload provisions, and repricing of options is prohibited without stockholder approval.

Performance Share Rights

PSRs are awarded under the terms of the 2006 Incentive Plan Guidelines for Long-term Incentive Performance Share Rights Awards, which were adopted pursuant to the 2006 Plan. PSR awards give Associates the right to be issued shares of our common stock, if we perform at a certain level as compared to the Performance Peer Group over the relevant performance period. Our performance is determined by analyzing our pre-tax income growth (“earnings growth”) and average annual return on equity (“ROE”), each of which are given equal weight. The PSRs granted in fiscal 2008 cover a three-year performance period.

Each Associate who receives PSRs is assigned a “target” number of shares. These shares are actually awarded to the Associate at the end of the performance period if we are at the 50th percentile as compared to our Performance Peer Group, for earnings growth and ROE. If our performance is above or below the 50th percentile, the number of shares is adjusted upward or downward from the target, as appropriate. Associates do not receive any shares if our performance is below the 30 th percentile. Associates can receive up to a maximum of twice the “target” award if our relative performance is above the 90th percentile. The percentage of the “target” award received for various performance levels is summarized below:

Performance Against Selected Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

For a list of the companies that comprise our Performance Peer Group, see the discussion on page 23 of this Proxy Statement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreements. In October 2008, the Company entered into employment agreements (the “new employment agreements”) with the Chairman of the Board and CEO Howard R. Levine and President and Chief Operating Officer R. James Kelly, which replaced the prior employment agreements (the “prior employment agreements”) between the Company and these officers. The new employment agreements are materially consistent with the prior employment agreements except for the provisions for the payment of severance. The new employment agreements provide that either party may terminate the agreement by written notice to the other party subject to the Company’s obligation to make severance payments as described below. The new employment agreements provide for a weekly base salary, subject to annual review by the Board, and for annual cash bonuses pursuant to our Cash Bonus Award Guidelines. Mr. Levine’s new employment agreement includes the Company’s approval of the non-exclusive personal use of the Company’s aircraft by Mr. Levine, his family and/or guests, subject to certain limits and conditions as established by the Compensation Committee of the Board each year. The Compensation Committee has presently limited Mr. Levine’s personal usage of the aircraft to 70 hours for fiscal 2009.

The new employment agreements provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the employment agreements), Messrs. Levine and Kelly are entitled to receive severance payments equal to a multiple of their base monthly salary at the time of termination, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The multiple in that case is thirty (30) months for payments to Mr. Levine and twenty-four (24) months for payments to Mr. Kelly. The officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation in any other employment and by certain disability and life insurance benefits. The new employment agreements also provide that, in the event of a Change in Control of the Company and a termination without Cause or for Good Reason within twenty-four (24) months of such Change in Control (as defined in the employment agreements), Messrs. Levine and Kelly will receive a lump sum severance payment equal to a multiple times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years. The multiple in that case is thirty-six (36) months for payments to Mr. Levine and thirty (30) months for payments to Mr. Kelly. The Company will also continue to provide health benefits for the executive and his dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions. See “Tax Provisions” set forth below for a discussion of these adjustments. The new employment agreements contain certain non-compete, non-solicitation, non-disparagement and confidentiality provisions, as discussed below under “Non-compete and other Covenants.” See also “Potential Payments upon Termination or Change of Control” for a discussion of the Company’s philosophy regarding the adoption of such severance provisions.

Severance Agreements. In October 2008, in addition to the revision of the employment agreements for Messrs. Levine and Kelly discussed above, the Compensation Committee approved the creation of certain severance agreements between the Company and all officers of the Company with the title of executive or senior vice president (the “severance agreements”). The Company previously was a party to employment agreements with its executive vice presidents. Those employment agreements (the “prior employment agreements”) were terminated and replaced with the severance agreements. The severance agreements for all such officers are substantially the same except for the terms of the length of the severance payments. The severance agreements with the executive vice presidents provide that, in the event of termination by the Company without Cause or termination due to death or Disability (as such terms are defined in the severance agreements), these officers are entitled to receive severance payments of their base monthly salary at the time of termination for a period of twenty four (24) months, plus a pro-rata payment of the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The officer is required to use his best efforts to find other employment, and these severance payments will be reduced by compensation in such other employment and by certain disability and life insurance benefits. In the event of a Change in Control of the Company and a termination without Cause or for Good Reason within twenty-four (24) months of such Change in Control (as defined in the severance agreements), the executive vice presidents are entitled to receive a lump sum severance payment equal to twenty-four (24) times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years. The severance agreements with the senior vice presidents contain the same terms but provide for a multiple of twelve (12) months of severance payments on a termination without Cause or due to death or Disability and a multiple of eighteen (18) months of severance payments on a qualifying termination following a Change in Control. The Company will also continue to provide health benefits for these officers and their dependents for up to eighteen (18) months after termination. The severance payments payable upon a Change in Control are subject to adjustment in the event of the imposition of certain tax provisions. See “Tax Provisions” set forth below for a discussion of these adjustments. The severance agreements contain certain non-compete, non-solicitation and non-disparagement provisions. See “Potential Payments upon Termination or Change of Control” for a discussion of the Company’s philosophy regarding the adoption of such severance provisions.

Non-compete and other Covenants. The new employment agreements and the severance agreements contain non-compete provisions for the protection of the Company. Under these non-compete provisions, no officer who is a party to the new employment agreements or the severance agreements may accept a Competitive Position (as defined in such agreements) for a period of one year following termination of employment with the Company, other than a termination following a Change in Control. In addition, if any officer subject to these agreements accepts a Competitive Position after such one year period, any severance payments or extensions of benefits will be terminated, unless there has been a Change in Control. The new employment agreements and the severance agreements also prohibit the solicitation of the Company’s employees for a period of one year following termination of employment; however, such prohibition on solicitation does not apply following a Change in Control. In addition, if an officer subject to these agreements violates the non-solicitation provisions, any severance payments or extension of benefits will be terminated. These agreements also contain confidentiality and non-disparagement provisions and agreements to provide future assistance to the Company regarding certain matters. In addition, in order to receive any benefits under these agreements, the officer must execute a full release of claims against the Company.

Tax Provisions. In connection with the adoption of the new employment agreements and the severance agreements, the Company has also adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a Change in Control. Pursuant to that policy, if the payments to be made to an officer are “parachute payments” pursuant to Internal Revenue Code Section (the “Code”) 280G and

are subject to the excise tax imposed under Code Section 4999, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance payment or; (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits the Company by reducing the amount of payments that otherwise could be subject to the provisions of Section 280G which would limit the ability of the Company to take tax deductions with respect to such payments.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning option awards and stock awards held by our NEOs as of August 30, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Howard R. Levine	182,000	(3)	—		40.75	09/29/03	09/28/08	45,000	(4)	1,121,400
	140,000		60,000		27.00	10/05/04	10/04/09	34,313	(5)	855,080
	60,000		90,000		19.75	09/28/05	09/27/10	55,650	(6)	1,386,798
	—		150,000		29.41	10/03/06	10/02/11
	—		165,367		27.31	10/09/07	10/08/12

R. James Kelly	103,000	(7)	—		40.75	09/29/03	09/28/08	28,800	(4)	717,696
	77,000		33,000		27.00	10/05/04	10/04/09	25,163	(5)	627,062
	38,000		57,000		19.75	09/28/05	09/27/10	40,832	(6)	1,017,533
			110,000		29.41	10/03/06	10/02/11
			121,334		27.31	10/09/07	10/08/12

Robert A. George	52,500	(8)	22,500	(8)	21.25	08/18/05	08/17/10	10,500	(4)	261,660
	14,000		21,000		19.75	09/28/05	09/27/10	6,302	(5)	157,046
			21,845		29.41	10/03/06	10/02/11	9,065	(6)	225,900
			26,934		27.31	10/09/07	10/08/12

Charles S. Gibson, Jr.	60,000		—		40.75	09/29/03	09/28/08	9,000	(4)	224,800
	42,000		18,000		27.00	10/05/04	10/04/09	5,977	(5)	148,947
	14,000		21,000		19.75	09/28/05	09/27/10	8,975	(6)	223,657
	—		21,340		29.41	10/03/06	10/02/11
			26,667		27.31	10/09/07	10/08/12

Kenneth T. Smith	10,000		—		40.75	09/29/03	09/28/08	2,154	(4)	53,678
	7,000		3,000		27.00	10/05/04	10/04/09	1,941	(5)	48,370
	2,000		3,000		19.75	09/28/05	09/27/10	4,488	(6)	111,841
	—		3,157		29.41	10/03/06	10/02/11
	—		3,793	(9)	31.76	04/17/07	04/16/12
	—		13,334		27.31	10/09/07	10/08/12

(1)

Options granted under the 1989 and 2006 Plans vest in increments of 40% on the second anniversary of the grant date and an additional 30% on each of the third and fourth grant date anniversaries and expire on the fifth anniversary of the grant date. For a description of the option terms, see “Stock Options” on page 32 of this Proxy Statement. Unless otherwise noted, option grants were made in accordance with the annual grant process. All options granted in 2003 expired because the exercise price exceeded the market price during all periods in which such options were exercisable.

(2)	Reflects value of unearned PSRs by reference to the closing price of Family Dollar common stock on the last trading day in fiscal 2008 (August 29, 2008) of $24.92 per share.

(3)	Does not include 18,000 shares originally issued to Mr. Levine which were voluntarily relinquished on September 28, 2007, pursuant to the Settlement Agreement.

(4)

Represents awards of PSRs made in fiscal 2006 for performance in fiscal 2005 under a three-year performance period (fiscal 2006 – 2008). PSRs are earned and convert to the right to receive shares of Family Dollar common stock based on our average annual return on equity (“ROE”) and pre-tax net income growth rate relative to the Performance Peer Group over the performance period. The number of shares reflects actual achievement against the performance goals for the three-year performance period at the 60th percentile in relation to our peer group for earnings growth and ROE, resulting in an award of 120% of the target PSR award.

(5)

Represents awards of PSRs made in fiscal 2007 for performance in fiscal 2006 under a three-year performance period (fiscal 2007 – 2009). The number of shares reflected assumes achievement against the performance goals equivalent to actual fiscal 2007 and fiscal 2008 performance at approximately the 52nd percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 104% of the target PSR award.

(6)

Represents awards of PSRs made in fiscal 2008 for performance in fiscal 2007 under a three-year performance period (fiscal 2008 – 2010). The number of shares reflected assumes achievement against the performance goals equivalent to actual fiscal 2008 performance at approximately the 57th percentile in relation to our peer group for earnings growth and ROE. This level of performance, if sustained for the full three-year performance period, would result in an award of 114% of the target PSR award.

(7)	Does not include 7,000 shares originally issued to Mr. Kelly which were voluntarily relinquished on September 28, 2007, pursuant to the Settlement Agreement.

(8)	This option was granted on August 18, 2005, under the 1989 Plan, in connection with Mr. George’s employment.

(9)	This option was granted on April 7, 2007, under the 2006 Plan, in connection with Mr. Smith’s promotion to CFO.

2008 OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock option exercises by our NEOs in fiscal 2008 and stock awards vested in fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Howard R. Levine	—	—	16,038	437,998
R. James Kelly	—	—	11,762	321,220
Robert A. George	—	—	2,860	78,107
Charles S. Gibson, Jr.	—	—	2,795	76,331
Kenneth T. Smith	—	—	621	16,960

(1)

Represents shares issued in fiscal 2008 under the one-year PSR program for fiscal 2007 performance. Because we performed at the 63rd percentile compared to our peer group for net income growth and ROE, our NEOs earned 128.3% of the target number of PSRs pursuant to the one-year PSR award made in fiscal 2007.

Our Performance Peer Group for the fiscal 2007 performance period consisted of the following companies: 99 Cent Only Stores, Big Lots, Casey’s General Stores, Cato, Collective Brands, CVS, Dollar General, Dollar Tree Stores, Fred’s, Kohl’s Department Stores, Longs Drug Stores, Office Depot, SuperValu, Target Corporation, TJX Companies, Inc., The Pantry, Inc., Walgreens and Wal-Mart Stores, Inc.

(2)	Determined by reference to the closing price of Family Dollar common stock on October 9, 2007, the date such shares vested. The closing price on such date was $27.31.

NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain Associates, including NEOs, to defer receipt of up to 50% of their salary and 75% of their bonus payments. We do not match amounts that are deferred by any Associate, and we do not fund the Deferred Compensation Plan or provide any interest rate subsidy. In general, participants in the Deferred Compensation Plan can elect to have benefits paid in either a specified year, or following separation from service. The benefit payments can be taken in either a lump sum payment or in annual installments over five or ten years. Payments under the plan begin as soon as administratively feasible six months after an Associate’s separation from service, unless an Associate has elected to receive payments prior to separation from service in a specified year. Participants may elect to accrue a return on the deferred compensation by electing certain investments that are similar to those offered under our 401(k) benefit plan for all eligible Associates.

The following table shows information about the participation by each NEO in our Deferred Compensation Plan. None of the NEOs received distributions from the Deferred Compensation Plan in fiscal 2008.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Howard R. Levine	43,692	(26,858)	717,049
R. James Kelly	133,072	(57,704)	1,446,497
Robert A. George	47,736	(12,195)	107,013
Charles S. Gibson, Jr.	82,573	(29,571)	304,485
Kenneth T. Smith	39,569	(21,644)	170,533

(1)	Reflects amounts which are also reported as compensation for the 2008 fiscal year in the Summary Compensation Table in the following amounts:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)
Howard R. Levine	43,692	—
R. James Kelly	84,615	48,457
Robert A. George	31,108	16,628
Charles S. Gibson, Jr.	35,568	47,005
Kenneth T. Smith	20,000	19,569

(2)

We do not provide above-market earnings on amounts deferred under the Deferred Compensation Plan. Therefore, pursuant to SEC regulations, these amounts are not reported in the Summary Compensation Table.

(3)	Reflects amounts which were reported as compensation in the Summary Compensation Table for fiscal 2008 and for prior fiscal years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment and severance agreements and maintain incentive plans that will require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or change in control of the Company. Capitalized terms used in the following descriptions have the definitions set forth in the Employment and Severance Agreements or in the 2006 Plan.

Employment and Severance Agreements

The Compensation Committee recently approved new employment and severance agreements for certain of our officers as more fully described under “Employment and Severance Agreements” at pages 33 to 35. Under these new employment and severance agreements, prior to a Change in Control, our NEOs would, upon termination other than for Cause, become entitled to receive severance benefits, payable in monthly installments, equal to a multiple times the sum of their monthly base salary, and the annual cash bonus payable under the Cash Bonus Awards Guidelines for the fiscal year in which termination occurs. The multiple in that case is thirty (30) months for payments to Mr. Levine; twenty-four (24) months for payments to Messrs. Kelly, George and Gibson; and twelve (12) months in the case of Mr. Smith. The severance payment will be reduced by compensation in other employment and by certain disability and life insurance benefits. The employment and severance agreements also provide that, in the event of a Change in Control of the Company and a termination without Cause or for Good Reason within twenty-four (24) months of such Change in Control, the NEOs will receive a lump sum severance payment equal to a multiple times the sum of their highest base monthly salary during the period beginning immediately prior to the Change in Control through the termination of employment and the monthly equivalent of an annual cash bonus award equal to the average bonus paid in the preceding three fiscal years. The multiple in that case is thirty-six (36) months for payments to Mr. Levine; thirty (30) months for payments to Mr. Kelly; twenty-four (24) months for Messrs. George and Gibson and eighteen (18) months for Mr. Smith. The Company will also continue to provide health benefits for the executive and his dependents for up to eighteen (18) months after termination.

Under the employment and severance agreements, our obligation to provide the severance benefits described above to any NEO are contingent on the NEO’s compliance with the non-competition, non-solicitation and confidentiality covenants contained in the employment and severance agreements. Severance benefits are not payable upon a termination without Cause.

2006 Plan

Under the 2006 Plan, in the event of a “Change in Control,” if the acquiring company does not assume the obligation to perform under the 2006 Plan with respect to outstanding awards, or if within two years following the change in control, a participating Associate is terminated from employment without “Cause” or the participant resigns for “Good Reason,” then:

•	outstanding options and PSRs would immediately vest; and

•

the target payout opportunities attainable under the Cash Bonus Award Guidelines and outstanding PSRs would be deemed to have been fully earned as of the effective date of the Change in Control based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such Change in Control.

In either such case, participants would be paid a prorated award based upon the length of the performance period that has elapsed prior to the date of the Change in Control or termination of employment. In addition, if a PSR award is not assumed by the acquiring company, the participant will have the opportunity to earn the remaining portion of the award not paid out upon the change in control.

In addition, if a participant’s employment is terminated as a result of death, Disability or Retirement, or without Cause (as defined in the employment or severance agreements), awards of PSRs will be made based on the Company’s performance at the end of the three-year performance period immediately preceding the date of termination and prorated for the performance period completed prior to such termination.

Non-Qualified Deferred Compensation

In the event of a termination of employment of any officer who has participated in the Company’s non-qualified deferred compensation plan, payments under the plan will begin as soon as administratively feasible six months after such separation from service. Other than this potential acceleration of the time of payment under the plan, there is no provision for increased benefits in the event of termination of employment with the Company.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to each of our NEOs under the new employment agreements and severance agreements adopted by the Company in October 2008, under the prior employment agreements, and under our various incentive plans. No payments are made to any NEO in the event of termination for Cause. The amounts payable are calculated based on the assumption that each covered circumstance under such arrangements occurred on August 29, 2008, the last business day of fiscal 2008. Stock options granted under the 1989 Plan do not accelerate for Death, Disability, Termination without Cause or any Change in Control. All stock options granted prior to January 19, 2006, were made pursuant to the 1989 Plan. As discussed above, stock options granted pursuant to the 2006 Plan accelerate upon Death, Disability, Termination without Cause, or a Change in Control. As of August 29, 2008, the last trading day of the year, the strike price of all of the options granted under the 2006 Plan to our NEOs was greater than $24.92, the closing price of our common stock on such date, and therefore no value has been attributed to the accelerated vesting of these options.

Name	Benefits and Payments	Termination without Cause ($)	Change of Control ($)	Medical Disability ($)(3)	Death ($)(4)
Howard R. Levine	Severance Pay
	New employment agreement(1)	2,733,170	4,889,823	1,838,170	1,733,170
	Prior employment agreement(2)	1,413,170
	Performance Share Rights(5)	2,153,719	2,153,719	2,153,719	2,153,719
	Perquisites(6)	28,309	28,309	28,309	0

	Total
	New employment agreement	4,910,198	7,071,851	4,020,198	3,846,889
	Prior employment agreement	3,556,889	2,153,719	2,153,719	2,153,719

R. James Kelly	Severance Pay
	New employment agreement(1)	1,595,524	2,615,868	908,024	595,524
	Prior employment agreement(2)	945,524	—	—	—
	Performance Share Rights(5)	1,474,915	1,474,915	1,474,915	1,475,915
	Perquisites(6)	22,506	22,506	22,506	0

	Total
	New employment agreement	3,092,945	4,113,289	2,405,445	2,070,439
	Prior employment agreement	2,420,439	1,474,915	1,474,915	1,474,915

Robert A. George	Severance Pay
	Severance agreement(1)	913,962	1,150,774	304,587	133,962
	Prior employment agreement(2)	575,387	—	—	—
	Performance Share Rights(5)	441,657	441,657	441,657	441,657
	Perquisites(6)	28,309	28,309	28,309	0

	Total
	Severance agreement	1,383,928	1,616,240	774,553	575,619
	Prior employment agreement	1,017,044	441,657	441,657	441,657

Charles S. Gibson, Jr.	Severance Pay
	Severance agreement(1)	836,579	1,050,292	278,766	122,579
	Prior employment agreement(2)	479,579	—	—	—
	Performance Share Rights(3)	398,130	398,130	398,130	398,130
	Perquisites(6)	28,309	28,309	28,309	0

	Total
	Severance agreement	1,262,018	1,276,731	705,205	520,709
	Prior employment agreement	877,709	398,130	398,130	398,130

Name	Benefits and Payments	Termination without Cause ($)	Change of Control ($)	Medical Disability ($)(3)	Death ($)(4)
Kenneth T. Smith	Severance Pay
	Severance agreement(1)	310,751	474,443	107,626	—
	Prior employment(2)	—	—	—	—
	Performance Share Rights(3)	123,204	123,204	123,204	123,204
	Perquisites(6)	28,309	28,309	28,309	0

	Total
	Severance agreement	462,264	625,956	259,139	123,204
	Previous employment	123,204	123,204	123,204	123,204

(1)

Represents either: (i) severance payable in the event of termination without cause, or due to Disability or death, in an amount equal to a multiple, as set forth below of the NEO’s fiscal 2008 base annual salary, plus the amount of the prorata bonus payable to the NEO under the Cash Bonus Plan; or (ii) severance payable in the event of a qualifying termination following a Change in Control, equal to a multiple, as set forth below of the sum of the NEO’s fiscal 2008 base annual salary plus the average annual bonus actually paid under the Cash Bonus Plan in the preceding three years:

	Multiple Applicable On Termination without Cause, Or due to Disability or Death	Multiple Applicable On Qualifying termination After a Change in Control
Howard R. Levine	2.5	3
R. James Kelly	2	2.5
Robert A. George	2	2
Charles S. Gibson, Jr.	2	2
Kenneth T. Smith	1	1.5

(2)

Represents severance pay equal to 12 months of each NEO’s base salary plus the amount of the prorated bonus payable to the NEO under the Cash Bonus Plan, except for Mr. Smith. Mr. Smith was not previously entitled to any severance payments in the event of termination.

(3)	The amount payable in the event of Disability has been reduced by estimated disability payments made pursuant to the Company’s executive disability program.

(4)

The amount payable in the event of death has been reduced by life insurance proceeds payable upon the death of each NEO pursuant to life insurance policies provided as part of the Company’s benefit program, up a maximum of $1,000,000.

(5)

In each case, except in the event of a Change in Control, the target payout opportunities under the PSRs are paid on a ratable basis as of the date of the participant’s Termination without Cause, Disability or Death. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control. The target payout opportunities under the PSRs on a Change of Control are determined by the greater of (a) an assumed achievement of all relevant performance goals at the “target” level, or (b) the actual level of achievement of all relevant performance goals against the target, as of Family Dollar’s fiscal quarter end preceding such event. The amounts set forth above are based upon the closing price of Family Dollar common stock as of August 29, 2008, the last trading day of the year, of $24.92 per share, multiplied by the number of shares of common stock to be awarded, as adjusted for performance as set forth below:

•

For the fiscal 2006 – 2008 three-year performance period, we assumed an award equivalent to 120.0% of the target number of PSRs awarded to each NEO in fiscal 2006, based on actual performance against the fiscal 2006 - 2008 Performance Peer Group through fiscal 2008.

•

For the fiscal 2007 – 2009 three-year performance period, we assumed an award equivalent to 104% of the target number of PSRs awarded to each in NEO in fiscal 2007, based on actual performance against the fiscal 2007 - 2009 Performance Peer Group through fiscal 2008.

•

For the fiscal 2008 – 2010 three-year performance period, we assumed an award equivalent to 114% of the target number of PSRs awarded to each in NEO in fiscal 2008, based on actual performance against the fiscal 2008 - 2010 Performance Peer Group through fiscal 2008.

(6)

Perquisites are payable only under the new employment and severance agreements. Reflects the incremental cost to the Company of the extension of health benefits following a termination without Cause or due to death or Disability or a qualifying termination following a Change in Control. These benefits would be extended for up to eighteen months in any of these events for all of the NEOs except Mr. Smith; Mr. Smith’s benefits would be extended for 12 months in the event of a termination without Cause or due to Disability or eighteen months in the event of a qualifying termination following a Change in Control.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the shares of our common stock that may be issued under the 1989 Plan and the 2006 Plan, which are the only equity compensation plans that we currently maintain, as of August 30, 2008.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Stockholders	5,156,281	$29.71/share	11,337,351

(1)

Consists of 3,112,323 shares issuable upon exercise of options granted under the 1989 Plan and 2,043,958 shares issuable upon exercise of options and the award of common stock pursuant to PSRs based on “target” performance granted under the 2006 Plan.

(2)	The weighted average exercise price is for options only and does not account for PSRs.

(3)	Consists of shares available for awards of options and other stock-based awards under the 2006 Plan.

OWNERSHIP OF THE COMPANY’S SECURITIES

Ownership by Directors and Officers

The following table sets forth, for each of our directors and director nominees, each of our NEOs, and all of our executive officers, directors and director nominees as a group, the number of shares of our common stock beneficially owned and the percent of our common stock so owned, all as of November 7, 2008, and based on 139,900,798 shares outstanding as of that date:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	12,060	(2)	*
Pamela R. Davies(3)	0		*
Sharon Allred Decker	2,232	(4)	*
Edward C. Dolby	5,743		*
Glenn A. Eisenberg	5,343		*
Howard R. Levine	10,099,748	(5)	7.2%
George R. Mahoney, Jr.	421,861		*
James G. Martin	6,625		*
Harvey Morgan	2,019		*
Dale C. Pond	3,213		*
R. James Kelly	476,952		*
Robert A. George	101,969		*
Charles S. Gibson, Jr.	116,493		*
Kenneth T. Smith	36,233		*

All Executive Officers, Directors and Director Nominees of the Company as a Group (19 persons)	11,650,612		8.3%

*	Less than one percent

(1)

All shares are held with sole voting and investment power, except that Mr. Levine does not have voting or investment power with respect to 5,546,200 shares held in irrevocable trusts for his benefit by Bank of America, N.A., as Trustee, as set forth in note (5) below. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of November 7, 2008, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—365,000 shares;

(ii) Mr. Mahoney—60,000 shares; (iii) Mr. Kelly—220,500 shares; (iv) Mr. George—85,738 shares; (v) Mr. Gibson—93,036 shares; (vi) Mr. Smith—14,763 shares; and (vii) all executive officers and directors as a group—1,063,181 shares. Does not include shares that may be awarded pursuant to the PSR program; see the “2008 Outstanding Equity Awards at Fiscal Year End” table for information regarding the potential award of common stock pursuant to the PSRs.

(2)	This number does not include 16,050 shares owned by Mr. Bernstein’s wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

(3)	Nominee for election as a director.

(4)	This number includes 900 shares which are currently pledged.

(5)

This number includes 5,546,200 shares included in the table “Ownership by Others,” which appears below as being held in irrevocable trusts for the benefit of Mr. Levine by Bank of America, N.A. as Trustee. This number does not include 187,284 shares listed in said table which are held in irrevocable trusts for the benefit of Mr. Levine’s child by Bank of America, N.A. as Trustee, or 1,025 shares owned by Mr. Levine’s wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

Ownership by Certain Other Beneficial Owners

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)
Barrow, Hanley, Mewhinney & Strauss, Inc.	8,398,270	(2)	6.0%
2202 Ross Avenue
Dallas, TX 75201

Franklin Resources, Inc.	8,172,300	(3)	5.9%
One Franklin Parkway
San Mateo, CA 94403

Bank of America Corporation	7,537,819	(4)	5.4%
100 North Tryon Street
Bank of America Corporate Center
Charlotte, NC 28255

(1)	Based on the number of shares of common stock owned by each stockholder as set forth above and 139,900,798 shares of our common stock outstanding as of November 7, 2008.

(2)

Based solely on the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc. (“BHMS”) as of December 31, 2007. 2,195,170 of such shares were held with sole voting power and 6,203,100 of such shares were held with shared voting power. BHMS has sole power to dispose or direct the disposition of all such shares.

(3)

Based solely on the Schedule 13G/A filed by Franklin Resources Inc. and its affiliates as of December 31, 2007 (“FRI”). 8,167,200 of such shares were held with sole voting and sole dispositive power by Franklin Advisory Services, LLC; 2,100 of such shares were held with sole voting and sole dispositive power by Fiduciary Trust Company International; 3,000 of such shares were held with sole voting and sole dispositive power by Franklin Templeton Portfolio Advisors, Inc.; Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may be deemed to be beneficial owners of such securities pursuant to SEC rules.

(4)

Based solely on the Schedule 13G/A filed by Bank of America Corporation and its affiliates, as of December 31, 2007. 7,505,269 of such shares were held with shared voting power and 7,537,819 of such shares were held with shared dispositive power by Bank of America Corporation; 7,505,269 of such shares were held with shared voting power and 7,537,819 of such shares were held with shared dispositive power by NB Holdings Corporation; 6,818,621 of such shares were held with sole voting power, 653,243 of such shares were held with shared voting power, 6,808,685 of such shares were held with sole dispositive power and 13,770 of such shares were held with shared dispositive power by Bank of America, N.A.; 33,405 of such shares were held with shared voting and shared dispositive power by Bank of America Securities Holdings Corporation; 33,405 of such shares were held with sole voting and sole dispositive power by Bank of America Securities, LLC; 502,245 of such shares were held with shared voting power and 527,805 of such shares were held with shared dispositive power by Columbia Management Group, LLC; 502,245 of such shares were held with sole voting power and 527,805 of such shares were held with sole dispositive power by Columbia Management Advisors, LLC; 1,312 of such shares were held with shared voting and shared dispositive power by Bank of America Investment Advisors, Inc. These shares include 5,546,200 shares held in trusts, as of November 7, 2008, for the benefit of Mr. Levine, as noted in “Ownership by Directors and Officers,” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during fiscal 2008.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

The Board of Directors adopted a Board of Directors Code of Conduct in 2005 which sets forth our policy of prohibiting certain transactions in which our directors or their family members have an interest which could raise a conflict of interest with Family Dollar. The Board of Directors Code of Conduct is available on our website at www.familydollar.com under the tab “Investors.” The Board of Directors Code of Conduct requires that directors fully disclose any relationship or interest which may create an actual or potential conflict of interest to the Board’s Nominating/Corporate Governance Committee (the “Governance Committee”). The Governance Committee reviews all potential conflict of interest situations and advises the Board of its determination regarding such matters. All such consideration, discussions and votes regarding such matters are conducted in accordance with Delaware law, including provisions related to corporate opportunities.

We also have maintained a Code of Conduct applicable to our NEOs and all of our Associates for a number of years. The Code was last amended by the Board in August 2008 and is posted on our website. The Code sets forth our policy of prohibiting participation by an Associate (or their family members) in any transaction that could create an actual or apparent conflict of interest with Family Dollar, including transactions for services or products between Family Dollar and an entity in which the Associate has any interest or serves on the entities’ Board; having a material interest in a competitive company; taking advantage of any opportunity learned of in the course of employment with Family Dollar; or arranging for ex-Associates to engage in business with Family Dollar within two years of their departure. Associates are required to obtain the prior written approval of our Compliance Committee before entering into any situation that could create a conflict of interest under the Code with determinations regarding such conflicts being made by the Governance Committee with respect to our executive officers.

The Governance Committee has also adopted written procedures for the review, approval and monitoring of transactions between Family Dollar and its directors and executive officers (and their immediate family members) that would be subject to disclosure in our Proxy Statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). Under these procedures, the Governance Committee is to be informed of transactions subject to review before their implementation. The procedures establish our practices for obtaining and reporting information to the Governance Committee regarding such transactions on a periodic and an as-needed basis. The policy provides that such transactions are to be submitted for approval before they are initiated but also provides for ratification of such transactions. No director who is interested in a transaction may participate in the Governance Committee’s determinations as to the appropriateness of such transaction. In certain situations, the Chairman of the Governance Committee has been delegated the authority to make determinations regarding the approval of such transactions. The policy also pre-approves certain transactions excluded from the SEC’s disclosure rules and transactions arising solely from ownership of our stock in which all stockholders are equally treated. The Governance Committee and/or the Board have previously approved certain related party transactions, as described below. The procedures established by the Governance Committee provide for continuing monitoring and annual review of these pre-approved transactions.

Related Party Transactions

We purchased apparel for use by our store Associates and other merchandise, at a cost of approximately $754,455 during fiscal 2008 from a company owned by Eric Lerner, Howard R. Levine’s brother-in-law. We expect to engage in similar transactions during fiscal 2009. We believe that these purchases were made on terms comparable to those that would be obtained in independent arms-length transactions with unrelated parties.

The Board of Directors approved a Retirement Agreement dated as of September 30, 2002, between Family Dollar and Mr. Leon Levine, the former Chairman of the Board and the father of Howard R. Levine, in connection with Mr. Leon Levine’s retirement. Pursuant to the Retirement Agreement, we have provided certain office space to Mr. Leon Levine and to certain of his assistants and/or advisors. We also provide continuing health care coverage for Mr. Leon Levine and certain of his family members; Company-paid personal liability umbrella insurance coverage; and use of Family Dollar aircraft for up to 30 hours per year (not including “dead-head” time). We accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Agreement. The incremental cost of providing these benefits and services was $149,673 in fiscal 2008.

In addition, with the knowledge and consent of the Board of Directors, we have provided office space and equipment to certain of Mr. Leon Levine’s assistants and allowed certain Associates to provide personal administrative, clerical or other incidental services to Mr. Levine. Mr. Levine partially reimbursed us for such services. In October 2007, Mr. Levine and his assistants vacated our corporate offices and moved to office space owned by a third party and, pursuant to the Retirement Agreement, we paid Mr. Levine $173,315 in connection with this move.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to audit and report on the consolidated financial statements of Family Dollar and its subsidiaries for fiscal 2009, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above. The Audit Committee and the Board of Directors recommend that the stockholders vote FOR ratification of the appointment of PwC. If the stockholders do not ratify the appointment of PwC, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. However, the Audit Committee will not be obliged to select a different auditor. PwC served as our independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by PwC for fiscal 2008 and fiscal 2007:

Fee Category	Fiscal 2008 Fees		Fiscal 2007 Fees
Audit Fees(1)	$723,734		$717,841
Audit-Related Fees	$61,295	(2)	$1,735,948	(3)
Tax Fees(4)	$—		$55,000
All Other Fees(5)	$1,500		$1,500

Total	$786,529		$2,510,289

(1)	Includes (i) fees for audits of annual financial statements and (ii) reviews of the related quarterly financial statements.

(2)	Includes fees for audit related work in connection with Family Dollar Insurance, Inc., our captive insurance company.

(3)	Represents primarily fees incurred in connection with the investigation of stock option practices by the Special Committee of the Board of Directors.

(4)	Represents fees paid for tax consultation in connection with the formation of Family Dollar Insurance, Inc., our captive insurance company.

(5)	Represents fees paid for access to PwC’s accounting research database.

All services rendered by PwC are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Committee pre-approve the services to be provided by PwC; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accountants for fiscal 2009.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders in January 2010 (the “2010 Annual Meeting”), and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Act”), must be received by us on or before August 14, 2009. If we receive notice of any stockholder proposal (not for inclusion in our Proxy Statement) after October 28, 2009, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors for the 2010 Annual Meeting may exercise discretionary voting power with respect to such proposal. Additionally, our Bylaws require that any stockholder who intends to make a nomination or bring any other matter before the 2010 Annual Meeting must deliver notice of such intent to us not later than October 19, 2009, nor earlier than September 17, 2009. Any such proposals or notices should be in writing and should be sent by certified mail, return receipt requested, to the Corporate Secretary, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017. Submitting a stockholder proposal does not guarantee that we will include such proposal in our next Proxy Statement. The Board reviews all stockholder proposals and determines whether further action is required.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement Notes 8 and 9 to our Consolidated Financial Statements included in our Annual Report for fiscal 2008, Notes 7, 8 and 9 to our Consolidated Financial Statements included in our Annual Report for fiscal 2007 and Notes 8, 9 and 10 to our Consolidated Financial Statements included in our Annual Report for fiscal 2006. The fiscal 2008 Annual Report accompanies this Proxy Statement. Except as specifically set forth herein, none of the fiscal 2008, fiscal 2007 or fiscal 2006 Annual Reports are deemed part of the proxy solicitation materials. Copies of the 2008, 2007 and 2006 Annual Reports may be obtained by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, telephone: (704) 849-7522. Our Annual Reports are also available in the “Investors” section of our website at www.familydollar.com under the “Financial Reports” tab.

ATTENTION: INVESTOR RELATIONS P.O. BOX 1017 CHARLOTTE, NC 28201-1017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FAMDS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FAMILY DOLLAR STORES, INC.

Vote On Directors

1.	ELECTION OF DIRECTORS		For	Withhold	For All	To withhold authority to vote
			All	All	Except	for any individual nominee(s),
	01) Mark R. Bernstein	06) Howard R. Levine				mark “For All Except” and write
	02) Pamela L. Davies	07) George R. Mahoney, Jr.				the number(s) of the nominee(s)
	03) Sharon Allred Decker	08) James G. Martin				on the line below.
	04) Edward C. Dolby	09) Harvey Morgan	☐	☐	☐
	05) Glenn A. Eisenberg	10) Dale C. Pond

Vote On Proposal						For	Against	Abstain

2.	To ratify the action of the Company’s Audit Committee in appointing PricewaterhouseCoopers LLP as independent registered public accountants of Family Dollar for the fiscal year ending August 29, 2009; and					☐	☐	☐

3.	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

(Please sign exactly as your name appears at right. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)				Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

  The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FAMDS2

FAMILY DOLLAR STORES, INC.

Proxy for Annual Meeting of Stockholders to be held on January 15, 2009

The undersigned hereby appoints Howard R. Levine and R. James Kelly, or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. (local time) on
Thursday, January 15, 2009, at the offices of the Company located at 10401 Monroe Road, Matthews, North Carolina, or at any
adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on the reverse side.

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this
Proxy will be voted in favor of the election of the Directors named and for the ratification of the appointment of the independent registered public accountants.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS
REQUIRED.

(Please Sign on Reverse Side)